Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

inTEST Corporation,

Videology Imaging Corporation,

Videology Imaging Solutions, Inc.

and

Carol Ethier

Dated as of October 28, 2021

TABLE OF CONTENTS

i

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of October 28, 2021, is entered into among Videology Imaging Corporation, a Delaware corporation (“Buyer”), inTEST Corporation, a Delaware corporation and parent of Buyer (“Guarantor”), Carol Ethier, an individual resident of the State of New Hampshire (“Owner”), and Videology Imaging Solutions, Inc., a Delaware close corporation (“Seller”).

BACKGROUND

WHEREAS, Seller is a global developer and manufacturer of imaging solutions serving medical, industrial, government security and other original equipment manufacturers (OEMs) (the “Business”).

WHEREAS, Owner is an owner, officer, director and employee of Seller and has the requisite authority to cause Seller to enter into this Agreement and to consummate the transactions contemplated hereby.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer, a wholly owned subsidiary of Guarantor, desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, the assets used or held for use by Seller in the conduct of the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms when used in this Agreement shall have the meanings set forth below:

“Accounting Arbitrator” means RSM US LLP, or if such firm is unable or unwilling to act in such capacity, a nationally recognized accounting firm that has not performed any services for Buyer or Seller in the prior twelve (12) months, mutually selected by Buyer and Seller (or if they cannot agree on the selection, Buyer and Seller shall each select such a nationally recognized accounting firm, and those two firms shall select a third such nationally recognized accounting firm to serve as the Accounting Arbitrator).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of securities or membership or other ownership interests, by contract or otherwise, or being a director, officer, manager, managing member, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Buyer or Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement.

“Books and Records” means all books, records, ledgers, files, financial records, bills, accounting, internal and audit records, plans, catalogs, pricing sheets, instructions and manuals, employee handbooks, information and records regarding employment and personnel matters of the Transferred Employees, equipment and parts lists, customer and supplier lists, labels and packaging materials, research and development materials, product specifications, manufacturing and process sheets and other printed, written or electronically-stored materials of whatever nature, in each case pertaining to any of the Acquired Assets or the Business, but excluding those which relate solely to the Excluded Assets.

“Bounce Note” means that certain Convertible Promissory Note dated March 6, 2014 by Bounce Imaging, Inc., a Delaware corporation, in favor of Seller, in the principal sum of $150,000.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in Delaware are required by Law to remain closed.

“Business Intellectual Property Rights” means the Intellectual Property Rights owned, licensed, used or held for use by Seller or otherwise desirable for or necessary to the operation of the Business or ownership of the Acquired Assets.

“Code” means the United States Internal Revenue Code of 1986.

“Competing Business” means the Business or any other business which is competitive with any portion of any of the Business.

“Contract” means any contract, instrument, agreement, agreement in principle, License, lease, sublease, plan, undertaking, arrangement, concession, understanding, note, bond, indenture, deed of trust, mortgage, loan agreement or other commitment, whether written or oral, and any amendments, modifications or supplements thereto, to which Seller is a party or by which Seller, the Business or any of the Acquired Assets is bound.

“Data Protection Law” means any Law, self-regulatory principle, industry standard, industry best practice, or contractual requirement related to, concerning, or which governs the collection, handling, storage, retention, transfer, disposal, distribution, Processing, use, transmission, disclosure, hosting, importing, exporting, and/or maintenance of Personal Data including (a) the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (b) the Health Information Technology for Economic and Clinical Health Act (HITECH Act), (c) the Gramm-Leach-Bliley Act, (d) the EU General Data Protection Regulation, (e) the California Consumer Privacy Act, (f) any state medical privacy and security Laws, and (g) as applicable (i) the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection), (ii) U.S.-European Union and U.S.-Swiss Safe Harbor programs, (iii) U.S.-European Union Privacy Shield program, and (iv) any other published industry standard (including the PCI Data Security Standard and other requirements of payment card brands and payment networks).

“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” means 12:01 a.m. eastern time on the Closing Date.

“Environmental Laws” means any federal, state, local or foreign Laws relating to the protection of land, air, water, human health or safety, product content restrictions, waste disposal or the environment or Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that together with Seller would be deemed a “single employer” within the meaning of Section 414 of the Code or under “common control” within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Working Capital” means Seller’s good faith estimate of Working Capital as of the Effective Time as set forth on the Working Capital Certificate.

“Estimated Working Capital Adjustment” means the amount by which Estimated Working Capital exceeds the Working Capital Target (in which event the Estimated Working Capital Adjustment will be a positive amount) or by which the Working Capital Target exceeds the Estimated Working Capital (in which event the Estimated Working Capital Adjustment will be a negative amount).

“Europe B.V. Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, among Ambrell B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and a subsidiary of Guarantor, Videology Europe, and Owner.

“Final Working Capital” means the amount of Working Capital as of the Effective Time as finally determined pursuant to Section 3.4.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any federal, state, local, municipal or foreign government, or governmental, quasi-governmental or self-regulatory body, instrumentality, agency, department or subdivision thereof exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, including any court, tribunal, arbitral body, commission, administrative agency or quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

“Harmful Code” means any “malware,” “spyware,” “viruses,” “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” or “worms” (as such terms are commonly understood in the software industry) or other malicious code designed for the purpose of (a) disrupting, disabling, harming or otherwise impeding in any unintended manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (b) maliciously damaging or destroying, or providing unauthorized access or transmission of, any data or file without the user’s consent.

“Hazardous Materials” means any and all pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, electronic waste, radioactive materials or wastes, substances, materials, products, elements, petroleum (including crude oil or any fraction thereof), petroleum products or petroleum distillates, fractions or wastes, pesticides, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam, radon gas, heavy metals and any other wastes, materials, chemicals or substances regulated, listed or restricted, or for which Liability or standards of conduct are imposed, pursuant to any Environmental Law.

“Indebtedness” means all Liabilities of Seller for borrowed money (other than current trade payables and other current liabilities which are recorded on the Working Capital Statement and included in the calculation of Final Working Capital), evidenced by a note, bond, debenture or similar instrument, created or arising under any lease that has been or should be accounted for in accordance with GAAP as a capital lease, created or arising under any conditional sale, contingent or otherwise, or other title retention agreement, under letters of credit, banker’s acceptances or similar credit transactions, for the deferred purchase price of property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise, secured by a lien on any of the Acquired Assets, for any other Person’s obligation or indebtedness, whether as obligor, guarantor or otherwise, any interest rate, currency or exchange obligations, swaps, hedges or similar agreements or arrangements and/or for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Intellectual Property Rights” means all worldwide right, title and interest in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, “Patents”); trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); Internet domain names, and other Internet addresses, and user names, accounts, including social networking and social media accounts, pages, and online identities (and all goodwill associated with any of the foregoing, if any) (collectively, “Domain Names”); copyrights, original works, and all databases and data collections (including sui generis or database rights), whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and neighboring rights associated therewith (“Copyrights”); trade secrets, know-how, source code, object code, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, products in development, recipes, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, (collectively, “Trade Secrets”); all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (collectively, “Software”); (g) rights of publicity and rights of privacy; and (h) all income, royalties, damages and payments due or payable as of the Effective Time or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof. Collectively, Patents, Marks, Domain Names, Copyrights, Trade Secrets and Software are referred to herein as “Intellectual Property.”

“Knowledge of Seller” means the actual knowledge of Carol Ethier and Marc LeClair and the knowledge of each such Person that would have been obtained after due inquiry by such Person.

“Law” means all laws, statutes, common law, treaties, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, policy statements, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, any Governmental Entity.

“Liabilities” means any debt, liability, commitment, Tax or obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Licenses” means all licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, registrations, authorizations, variances and similar rights issued by any Governmental Entity and all pending applications therefor and renewals thereof.

“Liens” means all mortgages, deeds of trust, liens, statutory liens, pledges, security interests, charges, claims, options, restrictions, rights of first refusal, covenants, easements, rights of way, title defects and encumbrances of any kind or nature whatsoever.

“Material Adverse Effect” means any event, condition, change, fact, circumstance or effect, which individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, Liabilities, results of operations or prospects of the Business or the value of the Acquired Assets, or the ability of Seller to perform any of its obligations under this Agreement or any Ancillary Agreement; provided, however, that, with respect to the foregoing clause (a), none of the following will constitute a Material Adverse Effect: (i) any general changes in United States or global political, economic or market conditions; (ii) any general changes in United States financial or securities markets; (iii) any changes in Law or the interpretation thereof effected after the date of this Agreement; (iv) acts of terrorism, war (whether or not declared) or armed hostility; or (v) any failure to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures will not be excluded); provided, however, if a matter described in clauses (i) through (v) has had a disproportionate effect on the business, financial condition, Liabilities, results of operations or prospects of the Business compared to other Persons engaged in the same industry as the Business, then the impact of such matter on Seller shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Official” means (a) any officer, employee or any other Person acting in an official capacity for any Governmental Entity or any political party or official thereof, or any candidate for political office, or (b) any Person responsible for awarding customer Contracts to Seller.

“Organizational Documents” means with respect to a corporation, the certificate or articles of incorporation and bylaws, with respect to a limited liability company, the certificate of formation or organization and the operating or limited liability company agreement, with respect to a limited partnership, the certificate of limited partnership and the limited partnership agreement, or with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the date of this Agreement.

“Other Acquired Assets” means all rights to telephone and telecopy numbers and email addresses of Seller relating to the operation of the Business or the Acquired Assets; all claims and causes of action of Seller against third parties relating to the operation of the Business or the Acquired Assets; and all rights of indemnity, warranty rights, rights of contribution, claims for refunds (other than for Taxes paid by Seller), rights of offset, rights of reimbursement (other than for prepaid insurance) and other rights of recovery of Seller, in each case, to the extent related to the Acquired Assets.

“Party” means, individually, each of Buyer, Guarantor, Seller and Owner, and “Parties” means, collectively, Buyer, Guarantor, Seller and Owner.

“Payoff Letter” means a letter, in form and substance reasonably satisfactory to Buyer, executed by a holder of outstanding Indebtedness prior to the Closing, with each payoff letter for outstanding Indebtedness indicating that upon payment of the specified amount (together with the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date) pursuant to the payment instructions contained therein, (a) such Indebtedness shall be paid in full and, if applicable, any Liens associated therewith shall terminate automatically, subject only to the receipt of such payment amount, and (b) the applicable lender will, or Seller (or its designee) shall have all authorizations and power to, file any necessary Uniform Commercial Code termination statements or such other documents, notice filings, or endorsements necessary to release of record any such Liens.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity or any other entity of any kind or nature whatsoever.

“Personal Data” means information or data that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked to an individual household, or device, such as a name, address, phone number, IP address, email address, or other unique or persistent identifier, social security number, driver’s license number, password, financial account number, credit card number, credit report information, health and medical information, biometric identifier, user name, geolocation information and/or behavioral information related to an individual.

“Policies” means any internal or external policy governing or concerning the storage, use, Processing, collection, disclosure, handling, transmission or distribution of Personal Data, including any internal written information security policies and procedures and any public-facing privacy policies.

“Proceeding” means any action, complaint, charge, demand, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, commercial, labor, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Entity or arbitrator or any other Person.

“Process” means to perform any operation or set of operations on any data, information, material, work, expression or other content, including to (a) collect, receive, input, upload, download, record, reproduce, store, organize, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate or make other improvements or derivative works, (b) process, retrieve, output, consult, use, disseminate, transmit, submit, post, transfer, disclose or otherwise provide or make available, or (c) block, erase or destroy. “Processing” and “Processed” have correlative meanings.

“Products” means any and all camera and surveillance-related equipment and other products with respect to the Business manufactured, distributed, marketed or sold by Seller or its Affiliates.

“Release” means any seeping, spilling, leaking, pumping, pouring, emitting, emptying, burying, discharging, injecting, escaping, leaching, vaporizing, dumping or disposing into the environment, including continuing migration, of Hazardous Materials into or through soil, surface water or groundwater.

“Representatives” means any Affiliates, officers, directors, managers, owners, employees, agents or other representatives (including investment bankers, attorneys and accountants) of a Party.

“Services” means the manufacturing, repair, packaging, sale or procurement of parts, repairs, producing, selling, distributing, promoting, advertising and marketing of Products.

“Specifically Excluded Liabilities” means, whether or not disclosed on the Disclosure Letter, Seller’s Liabilities under this Agreement; Seller’s Liabilities with respect to Indebtedness (other than current trade payables and other current liabilities which are recorded on the Working Capital Statement and included in the calculation of Final Working Capital); Seller’s Liabilities relating to any Proceeding arising out of or in connection with Seller’s conduct of the Business or otherwise, or any other conduct of Seller or Seller’s officers, directors, equityholders, employees, consultants, agents or Representatives on or prior to the Closing Date; Seller’s Liabilities relating to any employees who are offered employment by Buyer in accordance with this Agreement but who decline to accept such offer, or who are not offered employment by Buyer; any Liabilities relating to or arising under any Benefit Plan, any “employee benefit plan” (as defined in ERISA) or any Employment Arrangement at any time maintained or contributed to by Seller or its equityholders or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has any Liability, including any Withdrawal Liability; any Liabilities of Seller to any of its equityholders, Affiliates, employees or officers (or a person related by blood or marriage to any such equityholder, Affiliate, employee or officer), including any Liability of Seller to distribute to any of its equityholders or otherwise pay or apply all or any part of the consideration delivered or to be delivered by Buyer pursuant to this Agreement; any Liability to indemnify, reimburse or advance amounts to any officer, director, equityholder, employee or agent of Seller while acting as such; any Liabilities under any Contract that is not an Assumed Contract; any Liabilities relating to the operation of the Business or the ownership of the Acquired Assets prior to the Closing Date arising out of or relating to Environmental Laws or Hazardous Materials; Seller’s Liabilities which Buyer may become liable for as a result of any “de facto merger,” “successor-in-interest” or “fraudulent conveyance” theories of liability; and any Liabilities arising out of or related to any breach or alleged breach by Seller of any Assumed Contract prior to the Effective Time, in each case, regardless of when any such Liability is asserted.

“Tax” or “Taxes” means, with respect to any Person, (a) all taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, escheat or unclaimed property (whether or not treated as a tax under applicable Law), license, withholding, payroll, employment, excise, severance, occupation, premium, property or windfall profits taxes, real property tax, alternative or add-on minimum taxes, estimated, entertainment, amusement, healthcare (whether or not treated as a tax under applicable Law), or other taxes, customs duties, fees (including accounting, financial advisor and legal fees directly associated therewith), assessments or charges of any kind whatsoever (whether paid directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts, imposed by any Governmental Entity and (b) any Liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (i) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person or a member (or ceasing to be a member) of an affiliated or combined group (or being included (or required to be included) in any Tax Return thereto), (ii) being (or ceasing to be) a member of an affiliated, consolidated, unitary or combined group or (iii) a contractual obligation or otherwise.

“Tax Return” means any report, return, declaration, statement or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Treasury Regulations” means the regulations promulgated under the Code, including any temporary regulations.

“Videology Europe” means Videology Imaging Solutions Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and wholly-owned by Owner.

“Withdrawal Liability” means any Liability imposed under Subtitle E, part I of Title IV of ERISA.

“Working Capital” means (a) the current assets of Seller and Videology Europe, less (b) the current liabilities of Seller and Videology Europe, which, for purposes of this Agreement, shall be determined in accordance with and shall include only those categories of current assets and current liabilities set forth on Section 1.1 of the Disclosure Letter (the “Working Capital Methodology”).

“Working Capital Target” means $1,826,820.

Section 1.2    Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Assets	2.1
Allocation Methodology	3.6
Allocation Objection	3.6
Assignment and Assumption Agreement	7.2(c)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Benefit Plans	4.18(a)
Bill of Sale	7.2(b)
Business	Background
Buyer Indemnified Parties	8.2
Buyer	Preamble
Cap	8.5(b)
CARES Act	4.9(n)
Claim Notice	8.4(a)
Claimed Amount	8.4(c)
Closing	7.1
Closing Date	7.1
COBRA	4.18(f)

Commercial Software	4.21(f)
Confidential Information	6.10(a)
Consent	4.15
Data Room	1.3
Direct Claims Dispute Period	8.4(c)
Dispute Notice	3.4(b)
Employees	4.19(a)
Employment Arrangements	4.19(a)
Escrow Agreement	3.3
Escrow Amount	3.3
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Allocation	3.6
Financial Statements	4.5
Fundamental Cap	8.5(b)
Fundamental Representations	8.1
Governmental Consents	4.4
Indemnification Basket	8.5(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Intellectual Property Assignment	7.2(d)
Inventory	2.1(d)
IRS	4.18(d)
Leased Real Property	4.10(a)
Liability Claim	8.4(a)
Licenses-In	4.21(a)
Licenses-Out	4.21(a)
Litigation Conditions	8.4(b)
Losses	8.2
Material Contract	4.11(a)
Most Recent Financial Statements	4.5
Owned Business Intellectual Property	4.21(a)
Personal Property	2.1(c)
Purchase Price	3.1
Purchase Price Allocation	3.6
Registered Business Intellectual Property	4.21(a)
Response Notice	8.4(c)
Restricted Period	6.10(b)
Seller	Preamble
Seller Indemnified Parties	8.3
Third Party Claim	8.4(b)
Transferred Employees	6.1(a)
Transfer Taxes	6.7(a)
Working Capital Certificate	3.2(a)
Working Capital Statement	3.4(a)

Section 1.3    Rules of Construction. Unless the context otherwise requires: (a) an accounting term not otherwise defined herein shall be construed in accordance with GAAP; (b) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (c) references to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified; (d) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof; (e) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted; (f) all monetary figures shall be in United States dollars unless otherwise specified; (g) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”, and (i) references in this Agreement to any Law shall be deemed to refer to such Law, as amended, and to all rules and regulations promulgated thereunder. The term “made available” when used in reference to Seller having made information available to Buyer or any of its Representatives, means that such items or information were made available by Seller via the posting of such items or information to the electronic data site maintained by Firmex Datasite under the data room entitled “Project Sasson inTEST” (“Data Room”) at least three (3) Business Days prior to the date of this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Agreement to Purchase and Sell Acquired Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, and in reliance upon the representations and warranties made by Seller to Buyer in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, owned or used or held for use by Seller in the operation of the Business, but excluding the Excluded Assets (the “Acquired Assets”), including the following:

(a)    all accounts receivable, trade receivables, customer deposits, notes receivable (other than the Bounce Note) and other receivables of the Business;

(b)    all rights of Seller under the Contracts listed on Section 2.1(b) of the Disclosure Letter and all customer orders, vendor orders and other purchase orders (including all express and implied warranties, representations and guarantees made by suppliers, vendors, manufacturers, contractors and other Persons) outstanding as of the Effective Time relating to the Business (each, an “Assumed Contract,” and collectively, the “Assumed Contracts”);

(c)    all tangible personal property relating to the Business, including all equipment, machinery, trucks and other vehicles, tools, spare parts, furniture, fixtures, leasehold improvements, office equipment and supplies, materials, computers and related equipment, telephones, telecopiers and other personal property of any kind or nature owned or leased (the “Personal Property”), including those assets which are listed on Section 2.1(c) of the Disclosure Letter;

(d)    all inventory relating to the Business, including finished goods, parts, raw materials, supplies and consumables, work in progress, packaging and material and other inventory property, including all such inventory which may be in transit or in the possession of any third party (the “Inventory”);

(e)    all Business Intellectual Property Rights and tangible embodiments thereof;

(f)    all deposits and prepaid expenses of the Business;

(g)    all Licenses of Seller related to the Business;

(h)    all Books and Records;

(i)    the Other Acquired Assets; and

(j)    all goodwill of the Business and the Acquired Assets.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, Seller shall not sell, and Buyer shall not purchase or acquire, and the Acquired Assets shall not include, the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)    all of Seller’s cash and investment securities, including the Bounce Note;

(b)    rights to refunds of Taxes paid by Seller, whether paid directly by Seller or indirectly by a third party on Seller’s behalf;

(c)    Contracts that are not Assumed Contracts;

(d)    Licenses exclusively related to the Excluded Assets;

(e)    the stock books, minute books and similar corporate records of Seller;

(f)    all rights of Seller under this Agreement and any Ancillary Agreement;

(g)    all Benefit Plans and all trust agreements, services agreements, and assets attributable thereto;

(h)    all rights, claims and causes of action relating solely to any Excluded Asset or any Excluded Liability;

(i)    Contracts of insurance in respect of the Business; and

(j)    the assets listed on Section 2.2(j) of the Disclosure Letter.

Section 2.3    Assumed Liabilities. In connection with the purchase and sale of the Acquired Assets, and simultaneously with the sale, assignment, transfer, conveyance and delivery to Buyer, as applicable, of the Acquired Assets, at the Closing, Buyer shall assume and pay, discharge and perform, as and when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)    the Liabilities of Seller that arise on or after the Effective Time under each Assumed Contract; and

(b)    the following ordinary course Liabilities of Seller as of the Effective Time related to the operation of the Business but only to the extent that the amount of each such Liability is included in the Final Working Capital: accounts payable of the Business not past due owed to the vendors which are listed on Section 2.3(b) of the Disclosure Letter, and accrued expenses of the Business; provided, that if any Liability referred in this Section 2.3(b) is not included in the Final Working Capital, Buyer shall not have any responsibility for any such Liability.

Section 2.4    Excluded Liabilities. EXCEPT FOR THE ASSUMED LIABILITIES, BUYER SHALL NOT AND DOES NOT ASSUME ANY LIABILITIES OF SELLER (OR ANY PREDECESSOR OF SELLER OR ANY PRIOR OWNER OF ALL OR ANY PART OF THE BUSINESS OR THE ACQUIRED ASSETS), ITS AFFILIATES OR ERISA AFFILIATES, WHETHER OR NOT ARISING OUT OF OR RELATING TO THE ACQUIRED ASSETS OR THE BUSINESS OR ANY OTHER ASSETS OF SELLER OR ITS AFFILIATES. ALL SUCH LIABILITIES (“EXCLUDED LIABILITIES”) SHALL AFTER THE EFFECTIVE TIME REMAIN THE EXCLUSIVE RESPONSIBILITY OF SELLER OR ITS AFFILIATES (AS APPLICABLE) AND SELLER SHALL PAY AND DISCHARGE SUCH LIABILITIES AS AND WHEN DUE. Such Excluded Liabilities include:

(a)    any Liability based on any actual or alleged defect in the design, manufacture, quality, conformity to specification or fitness for a particular purpose, or based on the labeling, of any Product manufactured or sold by, or for, Seller, or any service provided by Seller and/or the Business, before the Effective Time, including all product Liability, product warranty Liabilities and all Liabilities in respect of product recalls, product warnings or product labeling regardless of when made or asserted and whether for injury to person or property, and any Liability which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged by a third party to have been made by Seller, or which is imposed or asserted by a third party to be imposed by operation of Law or contractually, in connection with any service performed or Product manufactured or sold by Seller prior to the Closing Date;

(b)    any federal, state, local or foreign income or other Tax of Seller or any of its Affiliates, payable with respect to the Business or the Acquired Assets for any period prior to the Effective Time, incident to or arising as a consequence of the consummation by Seller of the transactions contemplated by this Agreement (including income Taxes arising as a result of Seller transferring the Acquired Assets), payable by Seller pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (v) that is a Transfer Tax (other than Transfer Taxes which are the responsibility of Buyer pursuant to Section 6.7(a));

(c)    any Liability with respect to the Excluded Assets;

(d)    the Specifically Excluded Liabilities;

(e)    any current employment agreement or other current compensation arrangement with Carol Ethier; and

(f)    any Liabilities incurred, arising out of or relating to the operation of the Business or the ownership or use of the Acquired Assets prior to the Effective Time.

Section 2.5    Assignability of Assumed Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without the necessary consent, waiver or approval of another party thereto or any Governmental Entity, would constitute a breach of any such Assumed Contract or adversely affect the rights of Buyer thereunder. If such consents, waivers or approvals are not obtained prior to the Effective Time, Seller shall cooperate in any reasonable arrangement designed to provide Buyer with the benefits of such Assumed Contract, enforce at the request of Buyer any rights of Seller arising from such Assumed Contract (including a right of termination), and promptly pay to Buyer when received all monies received by Seller under such Assumed Contract. Buyer agrees (subject to the immediately preceding sentence) to use commercially reasonable efforts to perform any obligations relating to an Assumed Contract for which benefits are being provided to Buyer in accordance with the preceding sentence to the same extent required of Seller, in as near as practicable a manner and time required of Seller. Prior to the Effective Time and following the Closing Date, Seller and Buyer shall use commercially reasonable efforts to obtain all consents, waivers and approvals necessary to assign the Assumed Contracts to Buyer, and in connection with such efforts, Seller shall pay any and all fees and costs payable in connection with the assignment of such Assumed Contracts to Buyer. If and when any such waivers, consents or approvals shall be obtained, such Assumed Contract shall be deemed assigned to Buyer without the payment of any consideration therefor

ARTICLE III

PURCHASE PRICE; ESCROW; ADJUSTMENTS; ALLOCATIONS

Section 3.1   Purchase Price. The aggregate purchase price to be paid for the Acquired Assets shall be Seven Million Two Hundred Thousand Dollars ($7,200,000) (the “Purchase Price”) subject to adjustment pursuant to Section 3.4. In addition to the payment of the Purchase Price in accordance with Section 3.2, as consideration for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets, Buyer shall assume and discharge the Assumed Liabilities.

Section 3.2    Payment of Purchase Price.

(a)    By the end of the second Business Day immediately prior to the Closing Date, Seller shall have delivered to Buyer a certificate, substantially in the form attached hereto as Exhibit A, which has been approved by Buyer (the “Working Capital Certificate”), signed by an executive officer of Seller, which shall set forth the amount of the Estimated Working Capital.

(b)    At the Closing, Buyer shall pay or cause to be paid (subject to Sections 3.5), by wire transfer of immediately available funds, to Seller, the Purchase Price plus the Estimated Working Capital Adjustment minus the amount of Indebtedness referenced in the following clause (ii) minus the Escrow Amount, to such account as is specified prior to the Closing by Seller, (ii) to the intended beneficiaries thereof as identified in the Payoff Letters provided to Buyer prior to Closing, the Indebtedness required to be paid at the Closing in order to release any Lien on an Acquired Asset, and (iii) to the Escrow Agent, the Escrow Amount, to such account as is specified prior to the Closing by the Escrow Agent.

Section 3.3    Escrow. At the Closing, Buyer shall, in accordance with Section 3.2(b), deposit into an escrow account with the Escrow Agent, the aggregate amount of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Escrow Amount”) as a source for effecting the payment and discharge of any indemnification obligations of Seller to the Buyer Indemnified Parties set forth in Article VIII of this Agreement, amounts related to adjustments pursuant to Section 3.4, and any indemnification obligations of Seller’s Affiliate, Videology Imaging Solutions Europe B.V., to Ambrell B.V. (a subsidiary of Guarantor) and its Affiliates pursuant to the Europe B.V. Asset Purchase Agreement. The Escrow Amount shall be held by the Escrow Agent and payable to the Parties pursuant to the terms of an escrow agreement among Buyer, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

Section 3.4    Adjustment of Purchase Price for Working Capital.

The amount of the Final Working Capital shall be determined in the following manner:

(a)    Representatives of Seller and Buyer will jointly perform, within the two days immediately following the Closing Date, a physical count of the Inventory and mutually agree upon the total quantity of such Inventory as of the Effective Time. Within ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement in accordance with GAAP and the Working Capital Methodology which shall set forth its calculation of the Final Working Capital (the “Working Capital Statement”), together with reasonably detailed supporting information. For purposes of preparing the Working Capital Statement and determination of the amounts of the Final Working Capital, in the event of any conflict between GAAP and the provisions of this Agreement, GAAP shall control.

(b)    Seller shall have thirty (30) days from the date of its receipt of the Working Capital Statement to review the Working Capital Statement as to the calculation and amounts of the Final Working Capital reflected thereon. Buyer shall provide to Seller and its accountants and Representatives reasonable access upon reasonable prior notice to all work papers, documentation and data prepared or used by Buyer in connection with preparation of the Working Capital Statement. If Seller disputes any amounts shown on the Working Capital Statement, Seller must give to Buyer, prior to the expiration of such thirty (30) day review period, written notice (a “Dispute Notice”) of any objections of Seller to the Working Capital Statement setting forth Seller’s calculation of the Final Working Capital and describing in reasonable detail the basis (including for each component of the Final Working Capital, the difference and the amount thereof and reasons therefor) for the determination of such different amount. Any items not disputed in the Dispute Notice will be deemed to have been accepted by Seller. If Seller does not deliver a Dispute Notice with respect to the Working Capital Statement within such 30-day period, such Working Capital Statement will be final, conclusive and binding on the Parties. If Seller delivers a timely Dispute Notice in accordance with the foregoing, Buyer and Seller shall negotiate in good faith to resolve such dispute. Seller will provide Buyer and its accountants and Representatives reasonable access upon reasonable prior notice to all work papers, documentation and data prepared or used by Seller in the preparation of Seller’s proposed calculation of Final Working Capital.

(c)    If Buyer and Seller are unable to agree in writing on the resolution of all items disputed in a Dispute Notice pursuant to subsection (b) above within fifteen (15) days following Buyer’s receipt of the Dispute Notice, the unresolved disputed items will be referred for final binding resolution to the Accounting Arbitrator. The Accounting Arbitrator’s function shall be to review only those specific components set forth on the Working Capital Statement and Dispute Notice that Seller and Buyer were not able to resolve and that remain in dispute and to resolve the dispute with respect to such specific components. The Accounting Arbitrator shall determine, based solely on presentations by Buyer and Seller and their respective Representatives, and not by independent review, only those issues in dispute and shall render a written report as to the Accounting Arbitrator’s determination on the dispute. In resolving any disputed item, the Accounting Arbitrator shall be bound by the provisions of this Agreement, and shall not assign a value to any item greater than the greatest value claimed by Buyer to the Accounting Arbitrator (which cannot be greater than the value for such item in the Working Capital Statement) or claimed by Seller to the Accounting Arbitrator (which cannot be greater than the value for such item in the Dispute Notice) or less than the smallest value for such item claimed by Buyer to the Accounting Arbitrator (which cannot be less than the smallest value for such item in the Working Capital Statement) or claimed by Seller to the Accounting Arbitrator (which cannot be less than the smallest value for such item in the Dispute Notice). The Accounting Arbitrator may not award the Parties in the aggregate more than the amount in dispute. The Accounting Arbitrator shall be requested with respect to all disputed items submitted to it to render its written decision within thirty (30) days of submission or as soon as practicable thereafter, and shall send copies of such written decision to Buyer and Seller. Seller shall pay or cause to be paid that portion of the fees and expenses of the Accounting Arbitrator equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed items submitted to the Accounting Arbitrator that are resolved in favor of Buyer (computed as the aggregate sum of the difference for each disputed item between the Accounting Arbitrator’s determination and the amount claimed by Seller in its presentation to the Accounting Arbitrator for such disputed item) and the denominator of which is the total amount of disputed items submitted to the Accounting Arbitrator (computed as the aggregate sum of the difference for each disputed item of the amount claimed by Buyer in its presentation to the Accounting Arbitrator for such disputed item and the amount claimed by Seller in its presentation to the Accounting Arbitrator for such disputed item). Buyer shall pay that portion of the fees and expenses of the Accounting Arbitrator that Seller is not required to pay pursuant to the preceding sentence. The amount of the Final Working Capital (as agreed upon by Buyer and Seller or as finally determined by the Accounting Arbitrator pursuant to this Section 3.4(c), as the case may be) shall be considered final and binding on the Parties. Without limiting the generality of the foregoing, Buyer and Seller agree to be bound by all such determinations made pursuant to this Section 3.4, including all resolutions of disputed items determined by agreement of Buyer and Seller.

(d)    If Final Working Capital is less than the Estimated Working Capital, then the Purchase Price will be adjusted downward, dollar for dollar, by the amount of such shortfall and Seller shall pay to Buyer, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to such shortfall within five (5) Business Days from the date on which Final Working Capital is finally determined.

(e)    If Final Working Capital is greater than the Estimated Working Capital, then the Purchase Price will be adjusted upward, dollar for dollar, by the amount of such excess and Buyer shall pay to Seller, by bank wire transfer of immediately available funds to an account or accounts designated in writing by Seller, an amount in cash equal to such excess within five (5) Business Days from the date on which Final Working Capital is finally determined.

(f)    If Final Working Capital as finally determined is equal to the Estimated Working Capital, then there will be no adjustment to the Purchase Price.

Section 3.5    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Buyer or its designee shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. Notwithstanding the foregoing, Buyer shall provide Seller with prior written notice of the intent to withhold on such amounts at least three (3) Business Days prior to the date that such payment is required to made to give Seller the opportunity to provide such additional documentation necessary to mitigate or eliminate such withholding.

Section 3.6    Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price (as adjusted) and the Assumed Liabilities (plus other relevant items for income Tax purposes) as finally determined pursuant to Section 3.4, shall be allocated among the Acquired Assets for all purposes (the “Purchase Price Allocation”) in accordance with the methodology set forth on Section 3.6 of the Disclosure Letter (the “Allocation Methodology”). Buyer and Seller acknowledge and agree that the Allocation Methodology has been prepared in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder. Within one hundred twenty (120) days following the determination of the Final Working Capital, Buyer shall deliver to Seller the draft Purchase Price Allocation allocating the Purchase Price and all other items treated as consideration for federal income Tax purposes, including any adjustments thereto and the Assumed Liabilities, among the Acquired Assets in accordance with the Allocation Methodology. Within twenty (20) days of Seller’s receipt of such draft Purchase Price Allocation, Seller shall provide any objection in writing to Buyer with a written explanation setting forth in reasonable detail the basis for any proposed changes (“Allocation Objection”). If Seller does not provide Buyer with an Allocation Objection within such 20-day period, the Purchase Price Allocation shall become final and binding on the Parties (the “Final Allocation”). If Seller delivers an Allocation Objection to Buyer in accordance with the foregoing within such 20–day period, Buyer and Seller shall negotiate in good faith to resolve any dispute within twenty (20) days after Buyer’s receipt of the Allocation Objection. If the Parties are able to reach a mutually satisfactory agreement as to any proposed changes, the Purchase Price Allocation shall be modified to reflect such agreed changes and become the Final Allocation. In the event Buyer and Seller are unable to resolve any dispute within such 20-day period, Buyer and Seller shall jointly request the Accounting Arbitrator to resolve any issue in dispute. The Accounting Arbitrator shall resolve such issues in accordance with the Allocation Methodology and Section 1060 of the Code and the applicable Treasury Regulations thereunder. The fees and expenses payable to the Accounting Arbitrator shall be split equally between Buyer and Seller. The Final Allocation (as finally determined pursuant to this Section 3.6) shall be binding upon the Parties for federal, state, foreign and local Tax purposes. Each Party agrees that it shall file, and shall cause its Affiliates to file, their Tax Returns (and IRS Form 8594) in a manner entirely consistent with the Final Allocation and no Party shall voluntarily take a position inconsistent with the Final Allocation and no Party shall agree to any proposed adjustment to the Final Allocation by any Governmental Entity without first giving Buyer (in the case of an agreement by Seller) or Seller (in the case of an agreement by Buyer) prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Final Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such Final Allocation. If there is an increase or decrease in the consideration within the meaning of Treasury Regulations Sections 1.1060-1(e)(ii)(B) after the Parties have filed the initial IRS Form 8594, the Parties shall revise the Final Allocation in a manner consistent with the Allocation Methodology and Section 1060 of the Code and the applicable Treasury Regulations thereunder and such revised allocation shall become the Final Allocation for purposes of this Agreement. Except as otherwise set forth in this Section 3.6, the Parties agree not to take any position, in connection with any Tax Return, audit or similar Proceeding related to Taxes, that is inconsistent with the Final Allocation (as finally prepared pursuant to this Section 3.6).

Section 3.7    Guarantor. In consideration of Seller’s execution and delivery of this Agreement and its agreement to perform the transactions contemplated hereby, and as a material inducement of such execution, delivery and performance, Guarantor hereby guarantees the full, complete and timely performance of Buyer’s obligations under, and Buyer’s compliance with, Article III of this Agreement only. The liability of Guarantor hereunder is absolute and unconditional, irrespective of any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of Guarantor shall be direct and not conditional or contingent on the pursuit of remedies against Buyer. Seller may, at its option, proceed against Guarantor to collect the liability of Buyer pursuant to Article III herein. The separate guarantee of Guarantor shall be a continuing separate guarantee, and the above consent and waiver of Guarantor shall remain in full force and effect until the liability of Buyer under Article III hereunder is paid in full. It is expressly agreed and understood by the Parties hereto that this guaranty does not extend to the liability of Buyer under Section 2.3, or any other provision of this Agreement other than Article III. This guaranty by Guarantor is only for the amounts due, if any, pursuant to Article III of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNER

Seller and Owner, jointly and severally, represent and warrant to Buyer as follows:

Section 4.1    Organization; Capitalization.

(a)    Section 4.1(a) of the Disclosure Letter contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdiction in which it is qualified to do business as a foreign business entity. Seller is duly incorporated, validly existing and subsisting or in good standing under the laws of each such jurisdiction. Seller has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified or licensed to transact business in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified.

(b)    Section 4.1(b) of the Disclosure Letter sets forth all of the outstanding equity securities of Seller, and each equityholder’s respective ownership interests therein. There are no outstanding agreements, subscriptions, commitments, options, warrants, calls or other rights to acquire from Seller, or other obligations or understandings or arrangements of Seller to issue, at any time, or upon the occurrence of any event, to any Person any interest in any security of, or rights in, Seller, whether or not presently issued or outstanding; and there exists no rights of first refusal or any other preemptive right in Seller’s Organizational Documents or any other Contract, in each case with respect to any security of, or interest in, Seller.

Section 4.2    Authorization; Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions (including any action of the board of directors and action by the equityholders of Seller), and no other action on the part of Seller, its board of directors or its equityholders is necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ generally and to general principles of equity, whether considered in a Proceeding at Law or in equity. As of the Closing, each of the Ancillary Agreements has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer of the Ancillary Agreements, the Ancillary Agreements, as of the Closing, constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ generally and to general principles of equity, whether considered in a Proceeding at Law or in equity.

Section 4.3    No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the terms or provisions of this Agreement or the Ancillary Agreements, conflicts with or violates any provision of the Organizational Documents of Seller, violates any Law, judgment, writ, order or injunction of any Governmental Entity applicable to Seller, the Acquired Assets or the Business, results in (with or without notice or lapse of time or both) any violation, breach or default by Seller of, or gives rise to a right of termination, cancellation, modification or acceleration, or obligation by Seller to pay any amount, under any Contract to which Seller is a party or by which the Business or any Acquired Asset is bound or affected, or results in, or requires the creation of, any Lien on any Acquired Asset.

Section 4.4    Governmental Consents. No consents, Licenses, approvals, orders or exemptions of, or other actions by, or registrations or filings with, any Governmental Entity (“Governmental Consents”) are required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby.

Section 4.5    Financial Statements; Books and Records. Section 4.5 of the Disclosure Letter contains correct and complete copies of (a) audited annual financial statements for the twelve months ended December 31, 2020 and 2019 and (b) the unaudited financial statements for the nine months ended September 30, 2021 (collectively, the “Financial Statements”). The Financial Statements described in item (b) are referred to as the “Most Recent Financial Statements.” Each of the Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and fairly presents the financial condition and the results of operations and cash flows of Seller as of the respective dates of and for the periods referred to in such Financial Statements. Seller’s Books and Records (i) are complete and correct in all material respects, and all transactions related to the Business to which Seller is or has been a party are accurately reflected therein, (ii) reflect all discounts, returns and allowances granted by Seller with respect to the Business for the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in Seller’s industry, including the maintenance of an adequate system of internal controls, (iv) form the basis of the Financial Statements and (v) reflect the assets, Liabilities, financial position, results of operations and cash flows of the Business.

Section 4.6    Absence of Undisclosed Liabilities. Seller does not have any Liabilities, except for Liabilities reflected in the Most Recent Financial Statements and except for Liabilities incurred since January 1, 2021 in the ordinary course of business consistent with past practice. Neither Buyer nor any of its Affiliates will have any Liability after the Closing for any Excluded Liability or arising out of, resulting from or relating to ownership, operation or use of the Acquired Assets or the operation of the Business prior to the Closing

Section 4.7    Absence of Certain Changes. Since January 1, 2021, Seller has conducted the Business in the ordinary course of business consistent with past practice, there has not been any Material Adverse Effect, and except as required by this Agreement or set forth in Section 4.7 of the Disclosure Letter, Seller has not:

(a)    made any change in the accounting methods, principles or practices of the Business, the Tax reporting practices of the Business, or the cash management practices (including with respect to accounts receivable of the Business and Inventory) of the Business;

(b)    settled or compromised any Tax Liability of the Business, (ii) made, changed or rescinded any Tax election related to the Business other than elections made on Tax Returns consistent with past practice, (iii) surrendered any right in respect of Taxes of the Business; (iv) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or (v) amended any Tax Return.

(c)    waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released any right under any Assumed Contract or any Business Intellectual Property Right, or made any write-off or write-down of or made any determination to write-off or write-down any assets or properties of the Business;

(d)    terminated any Contract related to the Business that would have been a Material Contract if still in effect on the date of this Agreement;

(e)    extended, renewed, modified, amended, or agreed to terminate any Assumed Contract, other than in the ordinary course of business consistent with past practice;

(f)    made any capital expenditures or commitments related to the Business in excess of an aggregate of $10,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance) related to the Business, involving amounts that exceed $10,000 in the aggregate, or experienced any material changes in the amount and scope of insurance coverage related to the Business or the Acquired Assets;

(g)    suffered any shortages, cessation or interruption of supplies, Inventory, utilities, or other services required to conduct the Business, or any loss of a material customer of the Business or distribution channel or sales location of the Business;

(h)    incurred any Indebtedness or refinanced any existing Indebtedness, or mortgaged, pledged or subjected to any Lien, any of the Acquired Assets;

(i)    incurred, assumed or paid any Liabilities of the Business, other than in the ordinary course of business consistent with past practice, settled any dispute, Proceeding or Liability pending or threatened against Seller in connection with the Business or any of the Acquired Assets, or failed to pay or discharge when due any accounts payable or other Liabilities related to the Business;

(j)    sold, assigned, transferred, conveyed, leased, pledged, encumbered or otherwise disposed of any assets or properties of the Business, except for the sale of Inventory in the ordinary course of business consistent with past practice;

(k)    acquired any properties or assets for the Business or entered into any other transaction, other than in the ordinary course of business consistent with past practice, or effected any merger, consolidation, recapitalization, redemption, reclassification, dividend, distribution, split or like change in its capitalization;

(l)    made any payment of any nature to any Employee, other than salary, bonuses or fees and reimbursement of expenses payable in the ordinary course of business consistent with past practice or other than pursuant to an existing written Contract, or any material change in the rate of compensation, commission, bonus or other remuneration payable, or agreed to pay, any bonus, incentive, retention or other compensation, or any change in control payment, to or in respect of any Employee, or entered into any new, or amended any existing, Employment Arrangement or Benefit Plan;

(m)    experienced any labor dispute with, or claim of unfair labor practice by, any Employee;

(n)    taken any actions that would materially change Inventory amounts in a manner inconsistent with past practice;

(o)    offered discounts or incentives for early payment of accounts receivable of the Business other than consistent with past practice or paid accounts payable of the Business other than consistent with past practice;

(p)    incurred, refinanced or guaranteed any Indebtedness;

(q)    settled or compromised any material litigation related to the Business, or waived, released or assigned any material claims related to the Business;

(r)    amended or modified any of its Organizational Documents;

(s)    (i) adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or (ii) entered into any Contract providing for acceleration of payment or performance as a result of a change of control;

(t)    experienced any actual or suspected breach of or unauthorized access to or disclosure of any (i) information technology systems owned or controlled by Seller; or (ii) Personal Data in Seller’s possession, custody, or control or in the control of a third party for or on behalf of Seller; or

(u)    agreed to or obligated itself to do any of the foregoing.

Section 4.8    Title to Assets; Sufficiency; Personal Property.

(a)    Seller has good, valid and marketable title to, or a valid leasehold or license interest in, all of the Acquired Assets, free and clear of all Liens.

(b)    The Acquired Assets constitute all of the assets, rights and properties necessary and sufficient for Buyer to operate the Business after the Effective Time in the same manner as conducted by Seller in the twelve (12) months prior to the date hereof. All of the tangible Acquired Assets are free from defects or other deficiency (whether in design or manufacture); usable in the regular and ordinary course of business consistent with past practice; in conformity with all applicable Laws and Licenses relating to their manufacture, use and operation; in good operating condition and repair, ordinary wear and tear excepted; and adequate for the purposes for which such Acquired Assets were being used by Seller.

Section 4.9    Taxes.

(a)    All Tax Returns required to have been filed by or with respect to Seller or with respect to any of the Acquired Assets or operations of the Business have been duly and timely filed and all such Tax Returns are correct and complete. All Taxes owed by Seller, whether or not shown or required to be shown on such Tax Returns, have been paid and there is no Liability for any Taxes due and payable in connection with any such Tax Returns. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no existing Liens for Taxes upon any of the Acquired Assets, except for Liens for Taxes which are not yet due and payable. All applicable sales and use Taxes related to the Business or required to be collected by Seller, to the extent due, were paid by Seller when due.

(b)    There is no Proceeding, assessment, adjustment, audit or claim now pending or, to the Knowledge of Seller, threatened, against Seller or the Acquired Assets in respect of any Taxes. All deficiencies asserted, or assessments in respect to Taxes made against Seller have been fully paid. Seller has not waived (or is not subject to a waiver of) any statute of limitations in respect to Taxes or agreed to (or is subject to) any extension of the time for assessment of any Taxes relating to the income, revenues, properties or operations of Seller for any period, and all Taxes which Seller has been required by Law to withhold and collect with respect to the Business have been duly withheld and collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c)    There is not and there will not be any Liability for Taxes arising out of, or attributable to, or affecting the Acquired Assets or the Business for any period prior to the Effective Time, or attributable to the conduct of the operations of, or elections made by, Seller at any time for which Buyer will have any Liability at any time for payment or otherwise. There does not exist and will not exist by virtue of the transactions contemplated by this Agreement any Liability for Taxes (except for Transfer Taxes, if any, incident to the consummation of the transactions contemplated hereby, which Taxes are governed by Section 6.7) which may be asserted by any Governmental Entity against the Acquired Assets or the operations of the Business and no Lien for Taxes has or will attach to the Acquired Assets or the operations of the Business.

(d)    None of the Acquired Assets is tax exempt use property under Code Section 168(h). None of the Acquired Assets is property that Seller is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(e)    Seller is not a “foreign person” within the meaning of Code Section 1445.

(f)    No claim has ever been made by a Governmental Entity in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction or that it may have to file Tax Returns. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G.

(g)    Seller has not participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(h)    Seller is not a party to any Tax allocation or sharing agreement. Seller (A) has not been a member of an affiliated group that filed consolidated federal or state income Tax Returns and (B) has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)    Seller has made available to Buyer true and complete copies of all Tax Returns of Seller for all Tax periods beginning on or after January 1, 2017. Seller has made available to Buyer true and complete copies of any examination reports received by Seller, and statements of deficiencies assessed against or agreed to by Seller, since January 1, 2017.

(j)    The unpaid Taxes of Seller (A) did not, as of the date of the Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(k)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Seller.

(l)    Seller is in compliance with all state unclaimed property Laws and has turned over to the appropriate states all unclaimed property in accordance with relevant state unclaimed property Laws and the priority rules with respect thereto.

(m)    Within the past ten (10) years, Seller has not been a distributing corporation or a controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(n)    Seller has not (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(o)    Seller has been a validly electing S corporation within the meaning of Code Section 1361 and Section 1362 at all times during its existence and Seller will be an S corporation up to and including the Closing Date.

(p)    Seller has no potential liability for any Tax under Code Section 1374. Seller has not, in the past 5 years, (A) acquired assets from another corporation in a transaction in which Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

For purposes of this Section 4.9, Seller shall be deemed to include any predecessor of Seller, any Person which merged or was liquidated with and into Seller or any Person from which Seller incurs a Liability for Taxes as a result of transferee Liability.

Section 4.10    Real Property.

(a)    Seller does not own any real property used in the Business. Section 4.10(a) of the Disclosure Letter contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by Seller in connection with the Business, the lessor or lessee of such property and the term of the lease for such property (the “Leased Real Property”). Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Entity and, to the Knowledge of Seller, no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or, to the Knowledge of Seller, threatened changes to any applicable codes or zoning requirements affecting or against all, any portion of or adjacent to the Leased Real Property. There are no public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Leased Real Property, or planned improvements which may result in any assessment against the Leased Real Property, in either case which would be the obligation of Seller. There is no Lien applicable to the Leased Real Property that would impair the current use or the occupancy of such Leased Real Property by Buyer. All buildings, structures, fixtures, and appurtenances comprising part of the Leased Real Property were constructed or installed in accordance with all Laws, are structurally sound and in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person, and there are no violations of any Law affecting any portion of the Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no notice of any such violation has been issued by any Governmental Entity.

(b)    All improvements to the Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted), and, to the Knowledge of Seller, such improvements are free from structural defects. There are no continuing maintenance, repair or capital improvement obligations of Seller with respect to the Leased Real Property. There are no improvements or additions that are required to be removed by the lessee upon termination of any lease or sublease relating to the Leased Real Property and there are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The Leased Real Property is supplied with utilities and other services adequate for the operation of such Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. Seller has obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation of the facilities located on the Leased Real Property or any driveways, roads and other means of egress and ingress to and from the Leased Real Property, and each such agreement or other right is in full force and effect. There is no pending or, to the Knowledge of Seller, threatened Proceeding which could result in the modification or cancellation of such agreements or rights.

(c)    There are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Leased Real Property or any portion thereof or interest therein. The Leased Real Property is not shared by Seller, on the one hand, and any other Person, on the other hand, or used for any business other than the Business. Seller has the right to quiet enjoyment of all of the Leased Real Property. There has been no disturbance of, or challenge to, Seller’s quiet possession of any Leased Real Property for the full term of any applicable lease and any renewal option related thereto.

(d)    There is no pending or, to the Knowledge of Seller, threatened Proceeding against or affecting the Leased Real Property.

(e)     (i) No portion of the Leased Real Property is located within a flood hazard area; (ii) no portion of the Leased Real Property constitutes wetlands; and (iii) no contaminants or other impurities which would violate any standards set by any Governmental Entities are present at the Leased Real Property.

(f)    No impact fees have been imposed, assessed or levied against the Leased Real Property; no impact fees are contemplated by any Governmental Entities to be imposed, assessed or levied against the Leased Real Property and any impact fees imposed, assessed or levied upon the Leased Real Property have been paid in full.

Section 4.11    Contracts.

(a)    Section 4.11(a) of the Disclosure Letter sets forth a correct and complete list of the following Contracts related to the Business or the Acquired Assets to which Seller is a party or under which Seller has continuing Liabilities and is currently in effect (each, a “Material Contract”):

(i)    all Contracts involving the customers and vendors which are, or should have been, listed on Section 4.23 of the Disclosure Letter;

(ii)    all leases, subleases and license agreements relating to the Leased Real Property;

(iii)    all Contracts with any distributors, manufacturers’ agents or selling agents, or pursuant to which Seller sells or distributes the Products or pays a commission to a Person with respect to the sale of the Products;

(iv)    leases of any Personal Property;

(v)    Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any Acquired Assets;

(vi)    Contracts evidencing partnerships, strategic alliances or joint ventures and all other Contracts providing for the sharing of any profits or expenses;

(vii)    Contracts involving the payment or receipt by Seller of royalties;

(viii)    Contracts providing for the purchase of all of the requirements of Seller for a particular product or service from a vendor;

(ix)    Contracts that provide any customer of Seller with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Seller, including any agreement containing “most favored nation” provisions;

(x)    warranty Contracts with respect to the sale of Products which contain terms and conditions that differ in any material respect from standard warranty terms and conditions provided to customers of Seller;

(xi)    Contracts that limit, impede, interfere with or restrict or purport to limit, impede, interfere with or restrict, the ability of Seller or any of its Affiliates to compete in or enter into or conduct any business or in any geographic area or to solicit for employment, hire or employ any Person;

(xii)    any stock purchase agreement, asset purchase agreement, merger agreement or other acquisition or divestiture agreement to which Seller is a party or is otherwise bound and entered into by Seller during the past five (5) years, or any such agreement that contains any indemnification provision or obligation that is currently in effect;

(xiii)    any Contracts relating to the marketing or advertising of Seller’s Products or Services;

(xiv)    Contracts (other than Employment Arrangements) between Seller and any current or former employee, officer, director or equityholder (or group of equityholders) of Seller;

(xv)    any Licenses-In, Licenses-Out, or other Contracts pertaining or related to the Business Intellectual Property Rights or Seller’s use thereof including coexistence agreements, consent agreements, settlement agreements, joint development agreement, assignments concerning the Business Intellectual Property Rights, and co-branding or co-marketing agreements; and

(xvi)    all other Contracts of Seller material to the Business or relating to the Acquired Assets.

(b)    Each Assumed Contract is in full force and effect and is a legal, valid and binding obligation of Seller enforceable in accordance with its terms (and will continue to be in full force and effect following the consummation of the transactions contemplated hereby) and, to the Knowledge of Seller, each other party to such Assumed Contract (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and to general principles of equity, whether considered in a Proceeding at Law or in equity), and there is no existing default or breach by Seller under any such Assumed Contract (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) and, to the Knowledge of Seller, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any such Assumed Contract. To the Knowledge of Seller, there has not been any notice or threat to terminate any Assumed Contract. No event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default in any material respect of, or permits termination, modification or acceleration of payment or requires any payment under, any Assumed Contract. Correct and complete copies of each (i) Material Contract, (ii) each Assumed Contract, (iii) all material correspondence related to the Leased Real Property, and (iv) all material documents relating to the Acquired Assets, all Licenses, all environmental assessment reports (such as Phase I and Phase II reports) and any other environmental studies in Seller’s possession relating to the Leased Real Property or any Acquired Assets have been made available to Buyer.

Section 4.12    Inventory. Except as set forth on Section 4.12 of the Disclosure Letter, all of the Inventory was manufactured or acquired by Seller in the ordinary course of business consistent with past practice. Except as set forth on Section 4.12 of the Disclosure Letter, all items included in Inventory consist of new and unused items of a quality, quantity and condition useable and saleable in the ordinary course of Business, are not slow moving, damaged, discontinued, stale or obsolete and are valued at the lower of cost or market value. The quantities of each of the categories of Inventory (raw materials, work in process and finished goods) are at a level normal and adequate for the continuation of the Business in the ordinary course consistent with past practice. Seller is not in the possession of any Inventory not owned by Seller, including goods already sold. None of the Inventory has been consigned to any Person.

Section 4.13    Accounts Receivable. The accounts receivable comprising a part of the Acquired Assets represent valid obligations that arose from bona fide transactions in the ordinary course of business consistent with past practice and are collectible in full, net of Seller’s reserves reflected in the Final Working Capital. None of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to the Knowledge of Seller, there are no specific facts that would be likely to give rise to any such claim. The reserves shown on the Most Recent Financial Statements and the accounting records of Seller are adequate and calculated consistent with past practice and GAAP.

Section 4.14    Insurance. Section 4.14 of the Disclosure Letter sets forth a correct and complete list of all insurance policies maintained by or on behalf of Seller relating to the Acquired Assets or the Business, indicating the insured, insurer, beneficiary of the policy, amount of coverage, expiration date, type of insurance, policy number and all insurance claims made thereunder since January 1, 2018. All such insurance policies are valid and binding and in full force and effect. Except as set forth on Section 4.14 of the Disclosure Letter, there is no claim pending or, to the Knowledge of Seller, threatened or existing facts which are reasonably likely to result in a claim under any such policy, and Seller has not made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. Seller has not received any written notice of a material increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject. Seller has not been denied insurance coverage for which it has applied.

Section 4.15    Consents. Section 4.15 of the Disclosure Letter sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Consent”) under any License, Assumed Contract or other Contract required in connection with the execution and delivery by Seller of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 4.16    Legal Proceedings. There is no Proceeding pending or, to the Knowledge of Seller, threatened, nor since January 1, 2018 has there been any such Proceeding, affecting or involving the Business or the Acquired Assets before any Governmental Entity, nor is there any basis for any such Proceeding. There are no judgments, orders, decrees, awards or writs entered by or pending before any Governmental Entity against Seller which affect or relate to the Business or by which any of the Acquired Assets are bound or affected.

Section 4.17    Compliance with Laws; Licenses.

(a)    Seller is, and has been since January 1, 2018, in compliance with all applicable Laws in the conduct of the Business and the use of the Acquired Assets.

(b)    Seller holds all Licenses necessary or advisable for the lawful conduct of the Business, and all such Licenses are listed on Section 4.17(b) of the Disclosure Letter. All such Licenses are in good standing and in full force and effect. Seller is in compliance with the terms of such Licenses, and no Proceeding is pending or, to the Knowledge of Seller, threatened seeking the revocation or limitation of any such License. No condition, fact or circumstance exists that would result in, or would be likely to result in, the revocation, limitation, nonrenewal or denial of any License necessary or advisable for the lawful conduct of the Business.

Section 4.18    Employment Benefits.

(a)    Section 4.18(a) of the Disclosure Letter sets forth each bonus, commission, deferred compensation, severance pay, salary continuation, benefits continuation, retention agreement, retention plan, change of control, retention benefit, pension, profit sharing, retirement, insurance, incentive compensation, stock option, tuition, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), disability, medical, health, dental, hearing, death, life, death benefit, other retiree benefits, accidental death or dismemberment, tuition reimbursement, vacation, holiday, sick leave, insurance, workers’ compensation, welfare plan, supplemental unemployment or other fringe benefit plan, fund, program, policy, arrangement or practice, or any other “employee benefit plan,” as defined in Section 3(3) of ERISA (determined without regard to whether such plan is subject to ERISA) or is tax qualified under the Code, , and any “nonqualified deferred compensation plan” as defined in Section 409A of the Code that is maintained, sponsored, or contributed or required to be contributed to by Seller or any of its Affiliates or ERISA Affiliates or for which they could be liable for (directly or indirectly) with respect to any of their respective current or former employees, officers, directors or consultants employed or providing services in the United States or the dependents or beneficiaries thereof (collectively, the “Benefit Plans”).

(b)    Except as set forth on Section 4.18(b) of the Disclosure Letter, none of the Benefit Plans are, and neither Seller nor any of its Affiliates or ERISA Affiliates has ever sponsored, maintained, contributed to or had an obligation to contribute to, or incurred any other obligation or Liability or been secondarily liable for with respect to a (i) plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Title I, Subtitle B, Part 3 of ERISA (including a Multiemployer Plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA)), (ii) a ‘nonqualified deferred compensation plan” as defined by Section 409A of the Code, (iii) a welfare benefit plan which is funded in whole or in part through a welfare benefit fund, as defined in Section 419 of the Code, or (iv) a voluntary employee’s beneficiary association under Section 501(c)(9) of the Code, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Seller nor any of its Affiliates or ERISA Affiliates has any agreement or commitment to create any additional Benefit Plan or Employment Arrangement, or to modify or change any existing Benefit Plan or Employment Arrangement except with respect to changes required by Law or a written Contract in existence on the date hereof that has been made available to Buyer. Neither Buyer nor any of its Affiliates will incur any Liability with respect to any Benefit Plan which is sponsored, maintained or contributed to by Seller or any ERISA Affiliate for the benefit of any current or former employee of Seller or any ERISA Affiliate (and any eligible dependent and beneficiary thereof). Neither Buyer nor any of its Affiliates will have any Liability with respect to any Benefit Plan under any theory of successor employer, alter ego, joint employer, or any other theory of affiliation recognized under ERISA or other applicable Law.

(c)    Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA or related provisions of the Code relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) engaged in a complete withdrawal (as defined in ERISA §4203) or a partial withdrawal (as defined in ERISA §4205)  from any Benefit Plan; or (iv) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA. Neither Buyer nor any of its Affiliates will have (i) an obligation to make contribution(s) to any multiemployer plan (as defined in Section 3(37) of ERISA), or (ii) any Withdrawal Liability (whether imposed and not yet paid or calculated assuming a complete or partial withdrawal of Seller or any ERISA Affiliate as of such date not yet imposed).

(d)    Seller has made available to Buyer correct and complete copies of all material documents which comprise the most current version of each Benefit Plan and Employment Arrangement (or, if there is no such written document, an accurate and complete written description of each such Benefit Plan or Employment Arrangement), including any related trust agreements, insurance contracts, or other funding or investment agreements, service provider agreements or investment management agreements, and any amendments thereto, any tax qualified retirement plan of Seller, to the extent applicable, each Benefit Plan’s current summary plan description and all material modifications thereto, the three most recent annual reports on Form 5500 series filed in respect of such Benefit Plan (including all schedules and attachments), and evidence of satisfaction of nondiscrimination testing for the past three plan years, with respect to any Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent determination, advisory or opinion letter issued by the United States Internal Revenue Service (“IRS”), Seller’s employee manuals and handbooks and employment policy statements, and any correspondence with a Governmental Entity, including the IRS, the U.S. Department of Labor and the Pension Benefit Guaranty Corporation, regarding any controversy with respect to any Benefit Plan.

(e)    Seller and each of its Affiliates and ERISA Affiliates have performed and complied with all of their respective obligations under and with respect to the Benefit Plans and Employment Arrangements and each of the Benefit Plans and Employment Arrangements has, at all times, in form, operation and administration (including all applicable reporting and disclosure requirements) complied with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. Each Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is identified as such in Section 4.18(a) of the Disclosure Letter, has been determined by the IRS to be so qualified and nothing has occurred which would adversely affect such qualified status. Each of the Benefit Plans and Employment Arrangements is subject only to the federal or state Laws of the United States or a political subdivision thereof.

(f)    All Benefit Plans which are group health plans (as such term is defined in Section 5000(b)(1) of the Code) have been operated in compliance with the continuation coverage requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”), the provisions of Law enacted by the Health Insurance Portability and Accountability Act of 1996, the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 and any similar state Law. Neither Seller nor any of its Affiliates or ERISA Affiliates has any obligation to provide and none of the Benefit Plans or Employment Arrangements provides health benefits or other non-pension insurance benefits to retired or other former employees, officers, directors or independent contractors (or their beneficiaries or dependents), except as specifically required by COBRA or any similar state Law.

(g)    Neither Seller nor any of its Affiliates or ERISA Affiliates or other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan, nor has Seller or any of its Affiliates engaged in any act or omission with respect to any Benefit Plan or otherwise which would subject Seller or any of its Affiliates (or any officer, director, employee or independent contractor thereof) to any material penalty or Tax under Section 502(i) of ERISA or Section 4975 of the Code or material Liability for breach of fiduciary responsibilities under ERISA. Neither Seller nor any of its Affiliates or ERISA Affiliates has agreed to indemnify or guarantee the performance of any Person with respect to any Benefit Plan or Employment Arrangement. The assets of Seller and its ERISA Affiliates are not subject to any Lien imposed under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA by reason of a failure of Seller, any subsidiary, or any ERISA Affiliate to make timely installments or other payments required under Sections 412 or 430 or Sections 302 or 303 of ERISA.

(h)    With respect to any Benefit Plan that is subject to Section 409A of the Code, each such plan complies in form and operation with Section 409A of the Code, and no such Benefit Plan will result in any participant incurring gross income inclusion, income acceleration, additional taxes or penalties pursuant to Section 409A of the Code.

Section 4.19    Labor Matters.

(a)    Section 4.19(a) of the Disclosure Letter sets forth, with respect to each current employee of Seller involved in the Business (including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized) (the “Employees”), the name of such Employee, the date as of which such Employee was originally hired by Seller, whether the Employee is on an active or inactive status; such Employee’s title; such Employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, severance pay potential, and any other compensation forms; whether such Employee is not fully available to perform work because of a disability or other leave and, if applicable, the basis of such disability or leave and the anticipated date of return to full service; each current Benefit Plan in which such Employee participates or is eligible to participate; and any License that is held by such Employee and used in connection with the Business. Section 4.19(a) of the Disclosure Letter also sets forth each employment, non-compete, restrictive covenant, severance, change of control, termination or indemnification Contract between Seller or any of its Affiliates or ERISA Affiliates and any of their current or former employees, officers, directors, equityholders or independent contractors employed by or providing services to Seller in connection with the Business (collectively, the “Employment Arrangements”).

(b)    Any Persons now or heretofore engaged by Seller to perform services for Seller in connection with the Business and who are or were classified or treated as “independent contractors,” rather than employees, have been properly classified as independent contractors, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws, and received the proper tax treatment for compensation received by them.

(c)    Except as set forth in Section 4.19(c) of the Disclosure Letter, the employment of each of the Employees is terminable at will and Seller has no obligation to provide any particular form or period of notice prior to terminating the employment of any of the Employees. Seller has not, and to the Knowledge of Seller, no other Person has, entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment to any present or former Employee, independent operator or consultant of Seller or promised or otherwise provided any assurances (contingent or other) to any present or former Employee, independent operator or consultant of Seller of any terms or conditions of employment with Buyer following the Effective Time. To the Knowledge of Seller, none of the Employees intends to terminate his or her employment with Seller. Seller is not nor ever has been engaged in any material dispute or litigation with any of such Employees.

(d)    Except as set forth in Section 4.19(d) of the Disclosure Letter, (i) Seller is not presently, nor has Seller been in the past, a party to or bound by any union contract, collective bargaining agreement or similar contract, (ii) there is not now pending and has never been any slowdown, work stoppage, labor dispute or employee union organizing activity, or any similar activity or dispute, affecting Seller or any of its Employees, and (iii) Seller does not know of any activities or Proceedings, pending or threatened, of any labor union attempting to organize any of its Employees. Seller is not engaged nor ever has been engaged in any unfair labor practice of any nature that, if adversely determined, would result in any material Liability to Seller.

(e)    The employees of Seller have been, and currently are, properly classified under the Fair Labor Standards Act of 1938 and under any similar Law of any state applicable to such employees. Seller is not delinquent with respect to, nor has it failed to pay, any of its employees, operators or consultants for any wages due, including overtime, meal breaks or waiting time penalties, salaries, commissions, accrued and unused vacation to which they would be entitled under applicable Law, if any, bonuses, benefits or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals. Seller is not delinquent with respect to or liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.

(f)    Seller is in compliance with all applicable Laws, Employment Arrangements, Benefit Plans, Contracts, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its employees. Seller, and to the Knowledge of Seller, each of its employees, is in compliance with all applicable visa and work permit requirements.

(g)    Neither Seller nor any of its Affiliates is party to a settlement agreement with a current or former director, officer, manager, employee or independent contractor with respect to the Business that involves allegations relating to sexual harassment by such director, officer, manager, employee or independent contractor of Seller or any of its Affiliates. To the Knowledge of Seller, in the last five (5) years, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of Seller or any of its Affiliates with respect to the Business.

Section 4.20    Environmental Matters.

(a)    Seller is, and has been, in compliance with all Environmental Laws with respect to the Business and the Acquired Assets. Seller holds all Licenses required pursuant to Environmental Laws and necessary to own, lease or operate the Acquired Assets and to carry on the Business as now conducted. There has not occurred any default under any such License. Seller has not received any written notice from a Governmental Entity that it is (i) in violation of any Environmental Laws or (ii) subject to any Liability arising under Environmental Laws or any material investigation, remediation or corrective obligation, relating to Seller, the Business or the Acquired Assets.

(b)    There is no civil, criminal or administrative demand, notice of violation or Proceeding with respect to Hazardous Materials or Environmental Laws that is pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business, the Leased Real Property or the Acquired Assets.

(c)    With regard to the Leased Real Property, the Business or the Acquired Assets, there are no events, conditions or circumstances which would interfere with, restrict or prevent, or would be reasonably likely to interfere with, restrict or prevent operation of or use of the Leased Real Property or the Acquired Assets as currently conducted, or which would prevent compliance with Environmental Laws, or which otherwise would be reasonably likely to form the basis of any Proceeding or notice of violation, based on or related to the Release or threatened Release into the environment of any Hazardous Materials or any violation of any Environmental Law. Without in any way limiting the foregoing, Seller has not, nor, to the Knowledge of Seller, has any other Person Released any Hazardous Materials into the environment in violation of Environmental Laws or in quantities that would give rise to Liability on the part of Seller or require cleanup by Seller under Environmental Laws with respect to the Business, the Leased Real Property or any Acquired Assets.

Section 4.21    Intellectual Property; Privacy.

(a)    Section 4.21(a) of the Disclosure Letter contains a complete and accurate list of all (i) registrations or issuances of any Business Intellectual Property Rights owned or purported to be owned by Seller, (ii) pending applications for registration or issuance of any Business Intellectual Property Rights owned or purported to be owned by Seller, (iii) Contracts under which Seller has granted or licensed to any third party any Business Intellectual Property Rights (a “Licenses-Out”), (iv) Contracts under which a third party has granted or licensed to Seller any Business Intellectual Property Rights (“Licenses-In”), (v) proprietary Software owned or purported to be owned by Seller, (vi) Trade Secrets owned or purported to be owned by Seller, (vii) unregistered Marks owned or purported to be owned by Seller, and (viii) Domain Names registered in the name of Seller or for which Seller is the registrant, in each case and as applicable, categorized by type (e.g., Patents, Marks, Domain Names, Copyrights, Contracts, Trade Secrets and Software). Correct and complete copies of all such registrations, applications and Contracts, in each case, as amended, or otherwise modified and in effect, have been made available to Buyer. The applications, registrations, and issuances of any Business Intellectual Property Rights identified in subsection (i) and (ii) above and all associated Business Intellectual Property Rights (the “Registered Business Intellectual Property”), as well as all other Business Intellectual Property Rights owned or purported to be owned by Seller (the “Owned Business Intellectual Property”) are active, subsisting, and enforceable. None of the Owned Business Intellectual Property, nor to Seller’s Knowledge any other Business Intellectual Property Rights, has expired or been cancelled, abandoned, or otherwise terminated. All required filings and fees related to the Registered Business Intellectual Property have been timely submitted and paid to the appropriate Governmental Entities. No act or omission has occurred or is occurring that would reasonably be expected to result in or cause the abandonment, cancellation, loss, lapse, or expiration of any of the Owned Business Intellectual Property or, to Seller’s Knowledge, the other Business Intellectual Property Rights.

(b)    Seller owns exclusively and beneficially, free and clear of all Liens, all rights, title, and interests in and to the Owned Business Intellectual Property and has the valid right to use, free and clear of all Liens, all of the other Business Intellectual Property Rights, including the Intellectual Property Rights associated with the Intellectual Property listed on Section 4.21(a) of the Disclosure Letter, and no Business Intellectual Property Rights are in the control of any Person other than Seller. Except as set forth on Section 4.21(b)(i) of the Disclosure Letter, Seller has the right to use, sell, license, dispose of and freely assign, and has the right to bring actions for the infringement of, all Business Intellectual Property Rights, without restriction or limitation (other than pursuant to applicable Law). Seller is not under any obligation to pay any royalty, license fee or other similar consideration to any Person or to obtain any approval or consent for use of any Business Intellectual Property Rights (except, in the case of licensed Business Intellectual Property Rights, as set forth in the license therefor and which license is referred to in Section 4.21(b)(ii) of the Disclosure Letter).

(c)    The Business Intellectual Property Rights comprise all of the Intellectual Property Rights material to and necessary for the operation of the Business (including the manufacture, advertising, marketing, promotion, offering for sale, sale, and distribution of Products) in the manner operated in the prior 12 months. All Products made, manufactured, used, advertised, offered for sale or sold under any Patents or Copyrights or in connection with any Marks that are part of the Acquired Assets are properly marked with patent notices, trademark notices, and/or copyright notices. All Marks shown or used on Products are owned by Seller or lawfully licensed for Seller’s use in the manner so used by Seller.

(d)    The Business Intellectual Property Rights and Seller’s operation of the Business since January 1, 2018 have not and do not infringe upon, misappropriate, dilute, unfairly compete with, or otherwise violate or conflict with the Intellectual Property Rights of any Person or would give or have given rise to an obligation to render an accounting to any Person as a result of co-authorship, co-ownership, or co-invention, nor does their exist any valid basis for any such claim or action. After the Effective Time, Buyer will be able to continue to exclusively own, use, license or sub-license all Business Intellectual Property Rights in the same manner as Seller prior to the Effective Time and Buyer’s ownership, use, licensing or sub-licensing of such Business Intellectual Property Rights will not infringe, misappropriate or otherwise violate or conflict with any Intellectual Property Rights of any Person or unfairly compete with any Person. Seller is not aware of any infringement, violation, misappropriation, or unlicensed use of any of the Business Intellectual Property Rights or of any claim of unfair competition against the Business. Seller has not received notice of any adversely held Intellectual Property Right of any other Person alleging or threatening to assert that Seller’s use of any of the Business Intellectual Property Rights infringes upon, misappropriates, dilutes, violates or is in conflict with any Intellectual Property Rights or other proprietary rights of any Person. There is no basis for any charge, claim, suit or action asserting any such infringement, misappropriation, dilution, or violation, or asserting that Seller does not have the legal right to use any Business Intellectual Property Rights or that the Business unfairly competes with any Person. No other Person is, to Seller’s Knowledge, currently infringing upon, misappropriating, diluting, or violating any right of Seller with respect to the Business Intellectual Property Rights. No Business Intellectual Property Right is subject to any action, Contract (other than the Assumed Contracts), or outstanding order or settlement agreement or stipulation that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by Seller (or, after the Effective Time, Buyer) or materially affects the validity, use or enforceability of such Business Intellectual Property Right.

(e)    All Registered Business Intellectual Property has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Entity and have been properly maintained and renewed in accordance with all applicable Laws. Seller has used and uses its best efforts to diligently protect its rights in the Business Intellectual Property Rights, including the confidential nature of all Trade Secrets (including any Trade Secrets of third parties to whom Seller owed or owes a duty of confidentiality), and there have been no acts or omissions by Seller, the result of which would be to compromise the rights of Seller (or Buyer after the Effective Time) to apply for or enforce appropriate legal protection afforded by such Business Intellectual Property Rights or that would result in the abandonment, dedication to the public domain, or loss of any right sin or to any Business Intellectual Property Rights.

(f)    All third party Software used in connection with the Business or otherwise residing on Seller’s computer or information technology systems is properly licensed, and Seller has not made any unlicensed copies of such Software except those permitted for archival and back-up purposes as may be permitted per applicable Law. The Software (excluding commercially available off the shelf software licensed pursuant to a “shrink-wrap license” (or the functional equivalent) purchased for $10,000 or less (“Commercial Software”)) that is used or held for use by Seller or otherwise necessary to the operation of the Business or ownership of the Acquired Assets, including any embedded or integrated third party Software, does not contain any open source software, shareware or freeware. Any Software created or developed by Seller or on its behalf is free and clear of any defects, malware, viruses or other Harmful Code. To the Knowledge of Seller, the use, sale or licensing of the Software is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) Seller to disclose, assign, or license any source code or any other content associated with the Software.

(g)    Each current and former employee of Seller and each current and former independent contractor or other Person retained by Seller who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs or designed or designs any of the Business Intellectual Property Rights, has entered into a written agreement with Seller (i) presently assigning all such Business Intellectual Property Rights to Seller to the fullest extent permitted per applicable Law, (ii) providing that such employee, independent contractor or other Person waives any moral rights thereto to the fullest extent permitted per applicable Law, and (iii) containing confidentiality provisions reasonably tailored to protect any Trade Secrets. No former owner, Affiliate, employee or independent contractor of Seller, or other Person, has any valid claim or right to any of the Owned Business Intellectual Property. No employee of Seller is a party to or otherwise bound by any Contract with or obligated to any other Person (including any former employer) which prevents such employee from performing services for the Business.

(h)    Seller has used commercially reasonable efforts, consistent with industry standards and in compliance with all applicable Data Protection Laws, to protect from unauthorized use or disclosure all Personal Data related to the Business collected by Seller or in the possession, custody, or control of Seller. Seller, and each of its respective employees, agents, Representatives, and contractors to whom such Personal Data has been disclosed, collected, provided or made available by or on behalf of Seller (or its or their third party service providers), are, and have (i) been in compliance with all applicable Data Protection Laws, (ii) been in compliance with all of Seller’s respective Policies (and any applicable third party Policies), and (iii) implemented reasonable and appropriate administrative, technical, and physical safeguards that are designed to protect against unauthorized use, access and disclosure of such Personal Data. Seller has contractually required any third parties to whom such Personal Data has been disclosed, provided or made available, to have in place reasonable and appropriate administrative, technical, and physical safeguards and compliant with all applicable Data Protection Laws. Seller has secured all consents necessary to permit the disclosure or exchange of such Personal Data to any third Person to whom Seller has provided or made available such Personal Data. The consummation of the transactions contemplated by this Agreement does not violate the privacy rights of any Person and Seller has secured all consents, and issued all notifications, required to permit the transactions contemplated hereunder and in a manner compliant with all Data Protection Laws. Seller and its employees and, to the Knowledge of Seller, its agents, Representatives, and contractors have complied with all contractual obligations to which they are or were bound concerning the collection, storage, handling, use, disclosure, transmission, possession, disposal, Processing, or any breach of any Personal Data. Seller and its employees and, to the Knowledge of Seller, its agents, Representatives and contractors have obtained all requisite consents, permissions, and/or authorizations necessary for Seller or such Persons to use or disclose such Personal Data as used or disclosed by Seller or such Persons. Buyer will have the right to use any such Personal Data after the Effective Time, as used by Seller prior to the Effective Time, without notifying the Persons about whom such Personal Data relates or otherwise obtaining their consent. Buyer’s use of such Personal Data will not violate any Data Protection Laws. Seller has not received any written complaint concerning the collection, Processing, use, or disclosure of any such Personal Data and there have been no Proceedings asserted or brought against Seller or any of its employees, nor, to the Knowledge of Seller, any of its agents, Representatives or contractors concerning such Personal Data or Seller’s compliance with any Data Protection Law.

(i)    Seller has adequate disaster recovery and security plans and procedures designed to protect the continuity of the Business and Seller’s computer systems, networks and servers from failure, unauthorized use or access, and Seller is in compliance with such plans and procedures. Seller has comprehensive security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary information of the Business and any Personal Data held or used by Seller in connection with the Business, and (ii) implement, monitor and improve safeguards to control those risks. There have been no actual or threatened breaches of the security of Seller’s or its employees’ or, to the Knowledge of Seller, its agents’, Representatives’ or contractors’ computer systems, networks or servers, or any loss or unauthorized disclosure of Personal Data in the possession, custody, or control of Seller or any of its employees, agents, Representatives, or contractors, which required notice to any third Person and, to the Knowledge of Seller, there is no reason or reasons to expect that such a breach or any other unauthorized use, access, or disclosure of any Personal Data or any proprietary information of the Business has occurred. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by Seller are reasonably sufficient for operation of the Business as currently conducted and as proposed to be conducted. There has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by Seller in the operation of the Business.

(j)    Seller has in its possession, custody, or control all Personal Data and appropriate procedures, systems, and controls necessary to comply with any data subject’s access, disclosure, opt-out, or deletion rights or requests granted or permitted under any Data Protection Law.

(k)    Seller has complied with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms, sites, or services related to the Business and there is no reasonable basis to believe that Seller is in violation of any such terms of use, terms of service, Contracts, guidelines, and/or policies.

(l)    Seller owns or has exclusive control over all Domain Names comprising the Acquired Assets (including all login or access credentials for any social media accounts and Domain Name registrations) and no employee, contractor or other Person owns, maintains, or controls such login or access credentials.

(m)    Seller has all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any person as so used by Seller as of the Effective Time, and such consents, authorizations, permissions, and/or waivers shall be included in the Acquired Assets and shall extend to Buyer’s use of such personal indicia in substantially the same manner as Seller.

Section 4.22    Transactions with Related Parties. No shareholder, director, officer or employee of Seller or any member of such shareholder’s, director’s, officer’s or employee’s immediate family, or any Affiliate thereof or any entity in which any such Person owns more than a five percent ownership interest (a) owns or has owned any interest in any Acquired Asset or any property or assets owned by Seller used in or pertaining to the Business, (b) is a party to any Assumed Contract or any other Contract of Seller with respect to the Business, (c) has had any business dealings or a direct or indirect financial interest in any transaction with Seller with respect to the Business, or (d) owns any interest in, or is a director, officer, owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer or landlord of Seller with respect to the Business.

Section 4.23    Customers and Suppliers. Section 4.23 of the Disclosure Letter contains a list of the top 25 dollar volume purchasers (including customers and/or distributors) of Products from Seller (on a combined basis) and the top 25 dollar volume vendors of Seller (on a combined basis) with respect to the Business, in each case for the 2019 and 2020 calendar years and the eight (8) month period ended August 31, 2021. No such customer or vendor has terminated its customer or vendor relationship with Seller. No such customer has materially reduced, or intends to materially reduce, its level of business with Seller, ceased, or intends to cease, purchasing Products from Seller, or changed or modified the material terms for the purchase of Products from Seller. No such vendor has ceased, or intends to cease, supplying materials, products or services to Seller with respect to the Business or changed or modified the material terms for the supplying of those materials, products or services to Seller. Seller is not involved in any material dispute or controversy with any customer or vendor of the Business.

Section 4.24    Products, Product Warranties.

(a)    The Products are, and since January 1, 2018 have been, (i) properly manufactured in accordance with applicable Law, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the applicable Laws, and (iv) in conformity with all express and implied warranties. Seller and, to the Knowledge of Seller, the suppliers and subcontractors of Seller are, compliant with all applicable Laws.

(b)    Seller has made available to Buyer the standard terms and conditions of sale for all the Products (containing applicable guaranty, warranty and similar indemnity provisions). None of the Products is or has been found to be misbranded or labeled in a manner contrary to applicable Laws or that is, or could reasonably be construed to be, false or misleading.

(c)    Since January 1, 2017, Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Products.

(d)     No warranties have been given with respect to the Products and Services other than those for which complete and correct copies have been made available to Buyer, and no oral warranties have been given or made other than those described in Section 4.24(d) of the Disclosure Letter. Seller has not received any warranty claims, has no warranty claims pending, and, to the Knowledge of Seller, has not been threatened with any warranty claims under any Contract, and there is no basis for any such claim. Seller has not received any warranty claims, has no warranty claims pending, and, to the Knowledge of Seller, has not been threatened with any warranty claims under any Contract, and there is no basis for any such claim, in each instance, relating to Seller Products or Services for aggregate amounts in excess of Twenty Thousand Dollars ($20,000) per quarter.

(e)    There are no material defects in the design or manufacture of any of the products of Seller. Seller has not received any written notice of a claim against Seller alleging a design or manufacturing defect in any products of Seller, in each case, excluding any and all requests for product returns in the ordinary course consistent with past experience of Seller and there is no basis therefor.

Section 4.25    Anti-Bribery.

(a)    Neither Seller nor any of its officers or directors nor, to the Knowledge of Seller, any of its agents, employees or other Person acting on behalf of Seller, has, directly or indirectly, taken any action with respect to the Business that would cause Seller to be in violation of any provision of any applicable anti-bribery or anti-corruption Law.

(b)    Neither Seller nor any of its officers or directors nor, to the Knowledge of Seller, any of its agents, employees or other Person acting on behalf of Seller, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any Official, or to any other Person under circumstances where Seller or any of its officers, directors, agents, employees, or Persons acting on their behalf knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given, directly or indirectly, to any Official, for the purpose of (i) influencing any act or decision of such Official in his or her official capacity, (ii) inducing such Official to do, or omit to do, any act in relation to his or her lawful duty, (iii) securing any improper advantage, or (iv) inducing such Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist Seller or any of its officers, directors, agents, employees, or Persons acting on its behalf in obtaining or retaining business for or with, or directing business to, any Person with respect to the Business.

Section 4.26    Fraudulent Conveyance. The sale of the Acquired Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Acquired Assets pursuant to this Agreement. Seller is not entering into this Agreement or any of Ancillary Agreements with the intent to defraud, delay or hinder its creditors, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not have any such effect. The transactions contemplated in this Agreement or any Ancillary Agreements will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Acquired Assets after the Effective Time.

Section 4.27    Brokers and Other Advisors. Except for OEM Capital Corp., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

Section 4.28    Disclosure. No representation or warranty or other statement made by Seller in this Agreement or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 4.29    Buyer Representations and Warranties. Seller acknowledges and agrees to Buyer’s disclaimer set forth in Section 5.7 of any representations or warranties other than those set forth in Article V and in any certificate delivered by Buyer in connection with this Agreement, whether made by Buyer or any of its Affiliates or Representatives, and of all Liability for any representation or warranty made (orally or in writing) to Seller, its Affiliates or Representatives, other than those set forth in Article V and in any certificate delivered by Buyer in connection with this Agreement.

Section 4.30    No Additional Representations and Warranties. Except as set forth in this Article IV or in any certificate delivered by Seller pursuant to this Agreement or in any Ancillary Agreement, none of Seller or any of its Affiliates or Representatives is making any representation or warranty, whether express or implied, with respect to Seller and Seller hereby disclaims any such purported representations or warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Owner as follows:

Section 5.1    Organization. Buyer is corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority necessary to own and lease its properties and assets and to carry on its business as it is now being conducted.

Section 5.2   Authorization; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller of this Agreement, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ rights generally and to general principles of equity, whether considered in a Proceeding at Law or in equity. As of the Closing, each of the Ancillary Agreements has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller of the Ancillary Agreements, the Ancillary Agreements, as of the Closing, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors’ rights generally and to general principles of equity, whether considered in a Proceeding at Law or in equity.

Section 5.3    No Violation. Neither the execution and delivery of this Agreement or the Ancillary Agreements to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the terms or provisions of this Agreement or the Ancillary Agreements, conflicts with or violates any provision of the Organizational Documents of Buyer, violates any Law, judgment, writ, order or injunction of any Governmental Entity applicable to Buyer or violates or constitutes a default in any material respect under any of the terms, conditions or provisions of any contract to which Buyer is a party, except any matters described in clauses (b) or (c) above that would not have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 5.4   Governmental Authorizations and Consents. No consents, Licenses, orders, exemptions or authorizations of, or other actions by, or registrations, declarations or filings with, any Governmental Entity are required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 5.5   Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 5.6   Seller Representations and Warranties. Buyer acknowledges and agrees to Seller’s disclaimer set forth in Section 4.30 of any representations or warranties other than those set forth in Article IV and in any certificate delivered by Seller in connection with this Agreement, whether made by Seller or any of its Affiliates or Representatives, and of all Liability for any representation or warranty communicated (orally or in writing) to Buyer, its Affiliates or Representatives, other than those set forth in Article IV and in any certificate delivered by Seller in connection with this Agreement.

Section 5.7   No Additional Representations and Warranties. Except as set forth in this Article V or in any certificate delivered by Buyer pursuant to this Agreement or in any Ancillary Agreement, none of Buyer or any of its Affiliates or Representatives is making any representation or warranty, whether express or implied, with respect to Buyer and Buyer hereby disclaims any such purported representations or warranties.

ARTICLE VI
COVENANTS

Section 6.1    Employee Matters.

(a)    Hiring of Transferred Employees. Prior to the Closing, Buyer shall offer employment to those Employees listed on Section 6.1(a) of the Disclosure Letter. Employment of those Employees who have complied with and successfully completed Buyer’s pre-employment procedures and testing applicable to the relevant position and who accept such employment (the “Transferred Employees”) shall be effective as of the Effective Time; provided, however, that Transferred Employees on non-medical leave on the Closing Date shall not commence work at their assigned facility until expiration of such leave, and Transferred Employees on medical leave on the Closing Date shall not commence work at their assigned facility until submission of appropriate medical documentation verifying their ability to return to work, and in the cases of subsections (i) and (ii), following the Effective Time such Transferred Employees shall be entitled to participate in such employee benefit plans as the other Transferred Employees participate. As of the Effective Time, Seller shall terminate the employment of all Transferred Employees. Buyer agrees to provide each Transferred Employee with substantially the same number of days of paid time-off as such Transferred Employee was entitled to as of the Closing Date. All Liabilities relating to the Transferred Employees that are the responsibility of Buyer shall be set forth on Section 6.1(a) of the Disclosure Letter and shall be included in the Final Working Capital as a current Liability. Any Liabilities relating to the Transferred Employees not set forth on Section 6.1(a) of the Disclosure Letter shall remain with Seller.

(b)    No Third Party Beneficiaries. The provisions of this Section 6.1 are solely for the benefit of the Parties, and no employee or former employee of Seller or Buyer or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 6.2    Public Announcements. Upon execution of this Agreement, Buyer will issue a press release regarding this Agreement and the transactions contemplated hereby; provided that the Parties will use reasonably efforts to agree upon the text of such press release prior to its release. Except for the press release referenced in the preceding sentence and as otherwise required by Law or applicable requirements of stock exchanges, neither Party shall issue any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and the Parties shall use reasonable efforts to agree upon the text of any such release or announcement prior to its release. Nothing in this Section 6.2 shall restrict disclosures by Guarantor that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Guarantor, provided that, in each case to which such an exception applies, Guarantor shall, to the extent legally permissible, provide Seller not less than twenty-four (24) hours to comment on a draft of such disclosure, and Guarantor shall consider in good faith all comments provided by Seller.

Section 6.3    Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement and to applicable legal requirements, each of the Parties shall cooperate and use its respective best efforts to take, or cause to be taken, as promptly as practicable all appropriate action, and do, or cause to be done, and assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 6.4    Further Assurances.

(a)    At any time or from time to time following the Closing Date, in the event any asset(s) or properties of Seller used or useful in the Business was not delivered to Buyer at the Closing or included as an Acquired Asset, Seller shall promptly deliver such asset to Buyer and execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as Buyer may deem appropriate or desirable to assign, transfer, convey and deliver such asset to Buyer, in each case, free and clear of all Liens, and without the payment of any consideration therefor; provided, however, that no Excluded Asset shall be subject to the provisions of this Section 6.4(a).

(b)    From time to time following the Closing Date, as and when requested by any Party, the other Party shall, without additional cost or expense, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to fully effect or confirm the transactions contemplated hereby.

Section 6.5    Use of Marks. On the Closing Date, Seller shall cease all use of and refrain from using any and all Marks comprising the Business Intellectual Property Rights or any confusingly similar variations thereof and shall destroy, delete, and/or erase any public-facing materials bearing or containing any such Marks.

Section 6.6    Accounts Receivable. Seller shall promptly forward to Buyer any and all proceeds from accounts receivable and any other property or rights comprising a part of the Acquired Assets that are received by Seller on or after the Closing Date.

Section 6.7    Tax Matters.

(a)    Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, shall each pay 50% of all transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees incurred as a result of the transactions contemplated by this Agreement, and specifically excluding any income or similar taxes of Seller (“Transfer Taxes”). The Party required by applicable Law shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Buyer or Seller, as the case may be, shall use its reasonable best efforts to make such Tax Returns available for review by the other Party sufficiently in advance of the due date for the filing of such Tax Returns to provide such other Party with a meaningful opportunity to analyze and comment on such Tax Returns before filing. The Party filing such Tax Returns shall make such changes and revisions to the Tax Returns as are reasonably requested by the other Party, subject to the consent of the Party filing the returns, which consent shall not be unreasonably withheld or delayed. Buyer and Seller shall cooperate in executing any appropriate resale or other tax exemption certificates in connection with this Agreement and the transactions contemplated hereby to reduce or eliminate any such Transfer Taxes.

(b)    Proration. Ad valorem, property and similar taxes (but not including income Taxes) attributable to the Acquired Assets shall be prorated, as of the Effective Time, with Seller paying a fraction thereof based upon the number of days elapsed in the applicable fiscal period prior to the Effective Time and Buyer paying a fraction thereof based upon the number of days elapsed in the applicable fiscal period on and after the Effective Time.

Section 6.8    Bulk Sales Laws. Seller acknowledges that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement were not complied with by Seller or Buyer prior to the Closing. Seller shall indemnify and hold harmless Buyer from and against any Losses arising out of or relating to such tax clearance or bulk sales laws pursuant to Section 8.2(d).

Section 6.9    Inspection and Access to Information. For a period of three (3) years after the Closing Date, each Party will provide reasonable access to the other Party during normal business hours to books and records and other information in its possession necessary for such other Party to prepare any Tax Returns or other governmental filings, respond to inquiries of any Governmental Entity or facilitate the resolution of any claims made against or incurred by such Party (other than pursuant to this Agreement), upon the reasonable request of such other Party and upon reimbursement of the Party providing access by the other Party of its reasonable, out-of-pocket costs of providing such information. Notwithstanding anything to the contrary in this Section 6.9, neither Party shall be required to disclose any information to the other Party or its respective Representatives if such disclosure would, in the reasonable discretion of such Party, (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Laws or any Contract to which such Party is a party or otherwise bound.

Section 6.10    Restrictive Covenants.

(a)    Seller recognizes and acknowledges that Seller has had access to Confidential Information. Seller expressly acknowledges that the Confidential Information is a unique asset, access to and knowledge of which are essential to preserve the goodwill and going business value of the Business. In recognition of this fact, Seller agrees that, for a period of five years after the Closing Date (provided that, the obligations in this Section 6.10(a) shall survive with respect to Confidential Information that is a trade secret for so long as it remains a trade secret pursuant to applicable Law), Seller will, and will cause its Affiliates and Representatives to, keep confidential and not disclose to any Person any Confidential Information known to or in the possession or control of Seller or any of its Affiliates or Representatives and that Seller will not, and will cause its Affiliates and Representatives not to, use, misappropriate, exploit or publish any Confidential Information without the prior written consent of Buyer, (i) unless such information is generally known to the public other than as a result of breach of this Agreement by Seller or any of its Affiliates or Representatives, or (ii) except to the extent Seller is legally obligated to disclose such information pursuant to a federal or state court order or legal Proceedings or pursuant to a subpoena or requirement of any Governmental Entity; provided Seller gives Buyer, as promptly as practicable, prior written notice of such intended disclosure to enable Buyer to seek a protective order or otherwise prevent or restrict such disclosure, and cooperates with Buyer in connection therewith. The term “Confidential Information,” as used in this Agreement, shall mean any and all confidential, proprietary, technical, business or financial information of or concerning the Business or the Acquired Assets, including marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, records, plans, drawings, intellectual property, technical data, source and object codes, software, proprietary information, processes, systems, documents, writings, manuals, inventions, discoveries, formulae, recipes, advertising, manufacturing, sales methods and systems, pricing information, sales and profit figures, sales volume, research/development activities, customer and distributor lists, and relationships with customers, distributors, suppliers, licensees, licensors, consultants and others who have business dealings with the Business and information with respect to various techniques, procedures, processes and methods. Confidential Information also includes confidential or proprietary information received by Seller from third parties or otherwise subject to an obligation to maintain the confidentiality of such information.

(b)    Beginning on the Closing Date and continuing until the five year anniversary of the Closing Date (the “Restricted Period”), Seller, and each of its Affiliates set forth on Section 6.10(b) of the Disclosure Letter, shall not (whether directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person) directly or indirectly, through an Affiliate or some other Person, or in the name or on behalf of an Affiliate or some other Person) (i) anywhere in the world own, manage, operate, control, finance or participate in the ownership, management, operation, control or participate in the financing of, render financial assistance to, be connected as an officer, director, manager, employee, consultant or otherwise with, use or permit Seller’s name to be used in connection with, or develop products or services for, any Competing Business; (ii) solicit, cause, induce or attempt to cause or induce any customer, distributor, supplier, licensee, licensor, consultant or other business relation (other than any employee) of the Business to cease doing business with Buyer, or to modify such Person’s relationship with Buyer, or do any act which would be reasonably be likely to interfere with or result in the impairment of such Person’s relationship with Buyer; or (iii) solicit for employment, cause, induce or attempt to cause or induce to leave the employ of Buyer or any Person who is then, or was within the prior twelve month period, an employee of the Business or hire any such Person as an employee or consultant. Notwithstanding the foregoing, Section 6.10(b) shall not restrict Seller, or each of its Affiliates set forth on Section 6.10(b) of the Disclosure Letter, from, with respect to clause (b)(iii) above, (A) soliciting or hiring any employee whose employment has been terminated by the Business without cause at least six months prior to the first date of such solicitation or hiring, or (B) any general solicitation for employment (including though third party recruiters or executive search firms) not directed at Buyer or any of the applicable employees of the Business. Notwithstanding the foregoing, Seller’s or its Affiliates’ ownership of securities of two percent (2%) or less of any class of securities of a public company shall not be considered to be a violation of Seller’s or its Affiliates’ obligations under Section 6.10(b). The Parties agree that the Affiliates of Seller set forth on Section 6.10(b) of the Disclosure Letter shall be deemed Parties to this Agreement for the purposes of this Section 6.10 and shall be bound by the provisions contained in this Section 6.10.

(c)    If any provision of Sections 6.10(a) or 6.10(b) is adjudged to be void or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Sections 6.10(a) or 6.10(b). In the event that any portion of Sections 6.10(a) or 6.10(b) should ever be adjudicated to exceed the maximum time, geographic, service, product or other limitations permitted by applicable Law, then such provisions shall be deemed reformed to the maximum time, geographic, service, product or other limitations permitted by applicable Law. Seller agrees that, in the event of a violation of Sections 6.10(a) or 6.10(b), the duration of the restriction violated shall be extended by the period of time of such violation.

(d)    The covenants contained in this Section 6.10 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.10 would cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 6.10 will be inadequate and Buyer’s substantial investment in the Business materially impaired. Accordingly, Seller expressly acknowledges that Seller is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Seller in all respects. Moreover, Seller agrees and acknowledges that Buyer would not consummate the transactions contemplated by this Agreement and the Ancillary Agreements unless Seller agrees to the provisions of this Section 6.10. Seller hereby acknowledges and agrees that Buyer shall be entitled to an injunction, specific performance and/or other equitable relief to prevent any breach of this Section 6.10 without the necessity of proving actual damages or posting any bond (in addition to all other rights and remedies to which Buyer may be entitled in respect of any such breach). The Restricted Period shall be automatically tolled and extended for a period of time equal to any period(s) of noncompliance with the restrictions of this Section 6.10.

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with any merger, sale, reorganization or other transfer of substantially all of the Acquired Assets, the Business or the equity securities of Buyer after Closing, the restrictions set forth in this Section 6.10 may be transferred to the surviving entity or the acquirer of such assets or equity securities without the consent of Seller.

Section 6.11    Transition Services. For three (3) months following the Closing Date, Owner agrees to remain available to provide Buyer with transition assistance on matters with which Owner was involved during his or her employment, in an amount up to Twenty-Five (25) hours per week. Owner shall render such assistance in a timely manner on reasonable notice from Buyer. Owner shall not be entitled to any separate compensation for the services described in this paragraph (other than reimbursement for reasonable out of pocket expenses actually incurred). Buyer agrees to provide reasonable advance notice of the need for Owner’s assistance and shall exercise reasonable efforts to schedule and limit such matters so as to avoid interfering with Owner’s personal and other professional obligations.

ARTICLE VII
CLOSING

Section 7.1    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via fax, .pdf or other electronic transmission of signature pages and other deliveries at the Closing, on the date and time as to which Buyer and Seller agree in writing. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall be effective for all purposes as of the Effective Time.

Section 7.2    Closing Deliveries of Seller and Owner. At the Closing, Seller and Owner shall deliver, or cause to be delivered, to Buyer the following:

(a)    the Escrow Agreement, duly executed by Seller;

(b)    a bill of sale, in the form of Exhibit C (the “Bill of Sale”), duly executed by Seller;

(c)    an assignment and assumption agreement, in the form of Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller;

(d)    an instrument of assignment transferring the Business Intellectual Property Rights to Buyer, in the form of Exhibit E (the “Intellectual Property Assignment”), duly executed by Seller;

(e)    good standing certificates for Seller from the jurisdiction in which Seller is incorporated and each other jurisdiction in which it is qualified to do business as a foreign business entity, in each case dated not more than 15 days prior to the Closing Date;

(f)    certificate of the secretary of Seller dated the Closing Date, certifying as to the incumbency and signatures of the officers or other Representatives of Seller executing this Agreement and each of the Ancillary Agreements, together with evidence of incumbency of such secretary, that resolutions in the form attached to the certificate have been duly adopted by Seller’s board of directors and its shareholders, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and the authenticity of attached copies of the Organizational Documents of Seller;

(g)    UCC-3 Financing Statements and other appropriate evidence of the termination of all Liens on the Acquired Assets together with duly executed Payoff Letters evidencing the amount of payment necessary to terminate such Liens and authorizing the filing of the UCC-3 Financing Statements and other appropriate evidence and, as applicable, duly executed Contracts or other documents necessary to terminate any such Lien;

(h)    proof of receipt of the Consents identified on Section 7.2(h) of the Disclosure Letter;

(i)    a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, duly executed by Seller and in form and substance reasonably satisfactory to Buyer;

(j)    the Europe B.V. Asset Purchase Agreement, duly executed by Videology Imaging Solutions Europe B.V. and Owner;

(k)    one or more compact discs or USBs (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents (including legal, financial and Tax) posted to the Data Room as of the third Business Day prior to the date of this Agreement;

(l)    all keys, electronic codes, electronic key cards, passwords and any and all other such security devices, if applicable, to each of the Leased Real Property;

(m)    If applicable, any tax clearance certificates received from any Governmental Entity pertaining to the transactions contemplated by this Agreement; and

(n)    all other documents required to be entered into or delivered by Seller at or prior to the Closing pursuant to this Agreement.

Section 7.3    Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)    the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(b)    that portion of the Purchase Price to which Seller is entitled in accordance with Section 3.2(b);

(c)    the Assignment and Assumption Agreement, duly executed by Buyer;

(d)    the Intellectual Property Assignment, duly executed by Buyer;

(e)    the Europe B.V. Asset Purchase Agreement, duly executed by Ambrell B.V.; and

(f)    all other documents required to be entered into or delivered by Buyer at or prior to the Closing pursuant to this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement shall survive the Closing Date for a period of eighteen (18) months, except that the representations and warranties contained in Sections 4.1 (Organization; Capitalization), 4.2 (Authorization; Enforceability), 4.8(a) (Title to Assets), 4.22 (Transactions with Related Parties), 4.27 (Brokers and Other Advisors), 5.1 (Organization), 5.2 (Authorization; Enforceability) and 5.5 (Brokers and Other Advisors) shall survive the Closing for a period of five years, the representations and warranties contained in Section 4.9 (Taxes) shall survive for the period of the applicable statute of limitations plus sixty (60) days, or if no applicable statute of limitations, without time limitation (the Sections contained in clause (a) and this clause (b), collectively, the “Fundamental Representations”), any representation or warranty as to which a claim (including a contingent claim) shall have been asserted prior to the expiration of such representation or warranty shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled, and any representation or warranty contained in this Agreement made by any Party or any information furnished by any Party that was made by such Party fraudulently shall survive forever. All covenants and agreements of the Parties in this Agreement that are to be performed prior to Closing shall terminate upon Closing. All covenants and agreements of the Parties in this Agreement that are to be performed after Closing shall survive forever unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term plus sixty (60) days.

Section 8.2    Indemnification by Seller and Seller’s Shareholders. Seller and, if Seller (i) has distributed any of the Purchase Price to its shareholders, (ii) is no longer in existence, or (iii) is not otherwise able to do any of the following, then the shareholders of Seller set forth on the signature pages hereto, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, owners, managers, employees, agents, advisors and other Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, Liabilities, deficiencies, audits, claims, interest, awards, judgments, settlements, fines, penalties, fees, Taxes, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing, defending or settling the foregoing) (hereinafter collectively, “Losses”) arising out of, resulting from or relating to:

(a)    any breach of or inaccuracy in any representation or warranty of Seller or Owner contained in this Agreement or in any Ancillary Agreement;

(b)    any breach of any covenant or agreement by Seller or Owner contained in this Agreement or any Ancillary Agreement;

(c)    any failure by Seller to pay any Excluded Liability when due;

(d)    any failure to comply with, or assertion against Buyer of, “successor liability,” “bulk sales,” “bulk transfers” or similar Laws or fraudulent transfer Laws;

(e)    the ownership, operation or use of the Acquired Assets or the operation of the Business on or prior to the Closing Date; or

(f)    any Benefit Plan maintained, sponsored or contributed to by Seller or any ERISA Affiliate of Seller.

Section 8.3    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, owners, managers, employees, agents, advisors, and other Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of, resulting from or relating to:

(a)    any breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement or in any Ancillary Agreement;

(b)    any breach of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement; or

(c)    any failure by Buyer to pay any Assumed Liability when due.

Section 8.4    Procedures.

(a)    Notice of Asserted Liability. In order for a Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand that may result in a Loss (a “Liability Claim”), such Indemnified Party shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Liability Claim (the “Claim Notice”), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and the amount or method of computation of the amount of such claim (estimated, if necessary and to the extent feasible). No delay in or failure to give a Claim Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 8.4(a) will adversely affect any rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)    Third Party Claims. If any Claim Notice identifies a Liability Claim brought by a third party (a “Third Party Claim”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claim Notice from the Indemnified Party relating to a Third Party Claim in respect of which indemnity may be sought under this Article VIII, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall have the right to assume the defense only if the Third Party Claim seeks (and continues to seek) solely monetary damages; the Indemnifying Party has sufficient financial resources, in the judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses (subject to the limits in this Article VIII) relating to such Third Party Claim; the Third Party Claim does not relate to or arise in connection with any criminal or quasi criminal Proceeding, allegation or investigation; and (v) such Third Party Claim does not relate to or involve a claim asserted directly by or on behalf of a Person that is or was formerly a supplier, customer or employee of the Business (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”).

(i)    The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate, at its own expense, in the defense of any Third Party Claim that the other is defending as provided in this Agreement. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 8.4(b):

(A)    the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the Proceeding include both the Indemnifying Party and the Indemnified Party and there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have one counsel for the Indemnifying Party and the Indemnified Party, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party;

(B)    if any of the Litigation Conditions ceases to be met or the Indemnifying Party fails to diligently defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all costs and expenses paid or incurred in connection with such defense, subject to the limits in this Article VIII; and

(C)    the Indemnifying Party may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a unconditional release from all Liability in respect of such Third Party Claim, grants any injunctive or equitable relief or contains any admission of wrongdoing on the part of the Indemnified Party.

(ii)    If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 8.4(b), the Indemnified Party may defend, and shall have the right to settle, such Third Party Claim without the consent of the Indemnifying Party.

(c)    Direct Claims. In the event the Claim Notice does not involve a Third Party Claim, within fifteen (15) days after receipt of the Claim Notice (the “Direct Claims Dispute Period”), the Indemnifying Party shall by written notice (the “Response Notice”) to the Indemnified Party either concede liability in whole as to the amount claimed in the Claim Notice (the “Claimed Amount”), deny liability in whole as to such Claimed Amount, or concede liability in part and deny liability in part of such Claimed Amount. If a Response Notice is not received by the Indemnified Party prior to the expiration of the Direct Claims Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party. If the Parties are not able to resolve any dispute over a claim brought under this subsection (c) within thirty (30) days after the receipt of a Response Notice denying liability in whole or in part, such dispute shall be subject to Section 9.4.

Section 8.5    Limits on Indemnification.

(a)    The right to indemnification, payment of Losses or other amounts pursuant to this Agreement or other remedy based upon any representation, warranty, covenant, obligation or other provision contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being required) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or other provision or the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or other provision, and will not affect the right to indemnification or the right to receive any other payments based on such representations, warranties, covenants, obligations and other provisions.

(b)    Notwithstanding anything to the contrary contained in this Agreement: Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Seller equals or exceeds $20,000 (the “Indemnification Basket”), in which case Seller shall only be obligated to indemnify such Buyer Indemnified Party for the amount of such Losses in excess of the Indemnification Basket; and the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties pursuant to Section 8.2(a) shall be an amount equal to $720,000 (the “Cap”); provided, that the limitations in (i) and (ii) shall not apply to any inaccuracy in or breach of (x) any Fundamental Representation of Seller, or (y) any representation and warranty that was made by Seller fraudulently. Seller shall not be liable to any Buyer Indemnified Parties for indemnification under Section 8.2(a) in an aggregate amount greater than the Purchase Price (the “Fundamental Cap”); provided, that the limitation in this sentence shall not apply to any inaccuracy in or breach of any representation and warranty that was made by Seller fraudulently.

(c)    Notwithstanding anything to the contrary contained in this Agreement: (i) Buyer shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from Buyer equals or exceeds the Indemnification Basket, in which case Buyer shall only be obligated to indemnify such Seller Indemnified Party for the amount of such Losses in excess of the Indemnification Basket; and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Seller Indemnified Parties pursuant to Section 8.3(a) shall be an amount equal to the Cap; provided, that the limitations in (i) and (ii) shall not apply to any inaccuracy in or breach of (x) any Fundamental Representation of Buyer, or (y) any representation and warranty that was made by Buyer fraudulently. Buyer shall not be liable to any Seller Indemnified Parties for indemnification under Section 8.3(a) in an aggregate amount greater than the Fundamental Cap; provided, that the limitation in this sentence shall not apply to any inaccuracy in or breach of any representation and warranty that was made by Buyer fraudulently.

(d)    For purposes of (i) determining whether a breach of or inaccuracy in a representation or warranty has occurred pursuant to this Agreement and (ii) calculating the amount of Losses arising from a breach of or inaccuracy in any representation and warranty for which an Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement shall be read without giving effect to the words “material”, “Material Adverse Effect”, “in any material respect”, “in all material respects” and similar phrases or qualifiers (and shall be treated as if such words were deleted from such representation or warranty).

(e)    The amount to which any Indemnified Party is entitled hereunder shall be reduced by the amount of insurance proceeds actually received by the Indemnified Party in respect of such claim for indemnification, less any costs and expenses (including deductibles and co-insurance) incurred by the Indemnified Party in order to collect such insurance proceeds and less increases in premiums attributable to such amounts.

Section 8.6    Method of Payment for Losses.

(a)    With respect to the payment of Losses for claims made pursuant to Section 8.2, the Buyer Indemnified Parties (i) shall look first to the Escrow Amount for recourse pursuant to the terms of the Escrow Agreement and (ii) thereafter shall have recourse against Seller for all Losses in excess of the Escrow Amount subject to the limits set forth in Section 8.5(b). Payment of Losses from the Escrow Amount for claims made pursuant to Sections 8.2(b) through (f) will not reduce the Cap or the Fundamental Cap. The Cap shall only be reduced by the payment of Losses for claims that constitute a breach of or inaccuracy in any representation or warranty of Buyer that is not a Fundamental Representation and the Fundamental Cap shall only be reduced by the payment of Losses for claims that constitute a breach of or inaccuracy in any representation or warranty of Buyer that is a Fundamental Representation. Upon the determination of any Loss for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to the procedures of Section 8.4 and this Agreement: (i) if such Loss is to be paid from the Escrow Amount, Buyer and Seller shall promptly deliver a written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse to Buyer an amount equal to such Loss from the Escrow Amount; and (ii) if such Loss is to be paid by Seller, Seller shall, within three (3) Business Days of such determination, pay such amount to the applicable Buyer Indemnified Party (to an account specified by Buyer to Seller) by wire transfer of immediately available funds.

(b)    Upon the determination of any Loss for which Buyer is obligated to indemnify the Seller Indemnified Parties pursuant to the procedures of Section 8.4 and this Agreement, Buyer shall, within three (3) Business Days of such determination, pay such amount to the applicable Seller Indemnified Party (to an account specified by Seller) by wire transfer of immediately available funds.

(c)    Within three (3) Business Days after the date that is eighteen (18) months after the Closing Date (such 18-month period, the “Escrow Period”), Seller shall prepare and Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent pursuant to the terms of the Escrow Agreement to release to the Seller, by wire transfer to an account or accounts designated by Seller, the remaining balance of the Escrow Amount then being held by the Escrow Agent, and the Escrow Agreement shall terminate; provided, however, that if Seller has received, on or before the expiration of the Escrow Period, one or more Claim Notices submitted in good faith by the Buyer that the Escrow Agent may be required to disburse all or portion of the Escrow Amount (such amount, the “Claim Amount”) to Buyer pursuant to this Agreement, then the portion of the Escrow Amount subject to such Claim Notice(s) shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved. As soon as any dispute with respect to any Claim Amount has been resolved, Buyer and Seller shall be obligated to instruct the Escrow Agent to disburse such portion of the Escrow Amount, if any, as is required to be disbursed to Buyer pursuant to this Agreement, in connection with such Claim Amount, and the Escrow Agent shall disburse the entire remaining portion of the Escrow Amount, if any, to Seller.

Section 8.7    Set Off. Buyer may offset any rights to indemnification or other amounts payable to Buyer under this Agreement following the Closing against any amounts due or to become due to Seller under this Agreement or any Ancillary Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, and shall be delivered personally or by email transmission (with confirmation of transmission) or by a national overnight courier service, next Business Day service, or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To Buyer:	Videology Imaging Corporation c/o inTEST Corporation 804 East Gate Drive Mt. Laurel, NJ 08054 Attention: Scott Nolen Email: [REDACTED]

with a copy to:	Cozen O’Connor 200 S. Biscayne Blvd. Suite 3000 Miami, FL 33131 Attention: Martin T. Schrier Email: mschrier@cozen.com

To Seller:	Videology Imaging Solutions, Inc. [REDACTED]

Attn: Carol Ethier, President Email: [REDACTED]

with a copy to:	Salter McGowan Sylvia & Leonard, Inc. 56 Exchange Terrace, 5th Fl. Providence, RI 02903 Attn: Arthur J. Leonard, Esq. Email: aleonard@smsllaw.com or to such other Representative or at such other address of a Party as such Party may furnish to the other Party in writing in accordance with this Section. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by email if receipt is confirmed, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 9.2    Assignment; Successors in Interest. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller, on the one hand, and Buyer, on the other hand, (which consent may be granted or withheld in the sole discretion of Seller or Buyer), as the case may be; provided, however, that Buyer may assign this Agreement and any or all of its rights or obligations hereunder (including Buyer’s rights to purchase the applicable Acquired Assets and to seek indemnification hereunder) to one or more Affiliates of Buyer, to any purchaser of Buyer or any of its material assets and, for collateral security purposes, to any lender providing financing to Buyer and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part, in each such case without the consent of Seller. Any attempted assignment in violation of this Section shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 9.3    Governing Law. This Agreement shall be governed and interpreted under the Laws of the State of Delaware without giving effect to any choice of law principles.

Section 9.4    Consent to Jurisdiction and Service of Process. The Parties hereby submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Agreements (and each Party agrees not to commence any Proceeding relating hereto or thereto except in such courts). The Parties hereby waive, and agree not to assert, any defense in any Proceeding for the interpretation or enforcement of this Agreement or any Ancillary Agreement, that they are not subject to such courts or that such Proceeding may not be brought or is not maintainable in such courts or that this Agreement or any Ancillary Agreement may not be enforced in or by such courts, that the Proceeding is brought in an inconvenient forum, or that the venue of the Proceeding is improper. Service of process with respect thereto may be made upon the Parties by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 9.1 hereof.

Section 9.5    Waiver of Trial by Jury. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE PARTIES AGREE AND CONSENT THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES HEREBY ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5.

Section 9.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated by this Agreement to the greatest extent possible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 9.7    Counterparts. This Agreement and any Ancillary Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement by facsimile, pdf or other electronic transmission will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 9.8    Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in writing signed on behalf of such Party. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of any Party to complain of any act of any other Party or to declare any other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run. This Agreement may not be amended, modified or supplemented except by a written agreement signed by the Parties.

Section 9.9    Entire Agreement. This Agreement, together with the Exhibits hereto, the Disclosure Letter, and the Ancillary Agreements constitute the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior contracts or agreements, whether oral or written, including (a) the Non-Disclosure Agreement dated February 2, 2021 between Buyer and OEM Capital Corp., on behalf of Seller, and (b) the Letter of Intent dated July 13, 2021 between Buyer and Seller. The Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 9.10    No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VIII. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such other agreement, plan, program or document. This provision shall not prevent the Parties from enforcing any provision in this Agreement, but no other Person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program or document unless the provision is explicitly designated as such in this Agreement, and the Person is otherwise entitled to enforce the other agreement, plan, program or document. If a Person not entitled to enforce this Agreement brings a lawsuit or other Proceeding to enforce any provision in this Agreement as an amendment to another agreement, plan, program or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 9.11    Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, tax, technical and other experts as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

Section 9.12    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.13    Transaction Costs. Except as otherwise provided in this Agreement, Buyer shall pay the fees, costs and expenses of Buyer incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and Seller shall pay the fees, costs and expenses of Seller incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed as of the date first above written.

BUYER: Videology Imaging Corporation

By: /s/ Richard N. Grant, Jr. Name: Richard N. Grant, Jr. Title: President

SELLER: Videology Imaging Solutions, Inc.

By: /s/ Carol Ethier Name: Carol Ethier Title: President

GUARANTOR: inTEST Corporation

By: /s/ Richard N. Grant, Jr. Name: Richard N. Grant, Jr. Title: President & CEO

OWNER:

By: /s/ Carol Ethier Name: Carol Ethier

[Signature Page to Asset Purchase Agreement]

The undersigned hereby agree to be a Party to this Agreement and to be bound by the terms of Section 6.10 and Article VIII hereof.

/s/ Carol Ethier

CAROL ETHIER

STEVEN ETHIER IRREVOCABLE TRUST U/T/D 1/2/2002

By: /s/ Carol A. Either

Name: Carol A. Ethier

Title: Trustee

ANGELA DONAHUE IRREVOCABLE VIDEOLOGY

STOCK TRUST U/T/D 7/31/2020

By: /s/ Carol A. Either

Name: Carol A. Ethier

Title: Trustee

AMANDA DONAHUE IRREVOCABLE VIDEOLOGY

STOCK TRUST U/T/D 1/16/2010

By: /s/ Carol A. Either

Name: Carol A. Ethier

Title: Trustee

JOSHUA DONAHUE IRREVOCABLE VIDEOLOGY

STOCK TRUST U/T/D 1/16/2010

By: /s/ Carol A. Either

Name: Carol A. Ethier

Title: Trustee

ANAVEY ETHIER SWANSON IRREVOCABLE VIDEOLOGY

STOCK TRUST U/T/D 12/31/2013

By: /s/ Carol A. Either

Name: Carol A. Ethier

Title: Trustee

SADIRA ETHIER SWANSON IRREVOCABLE VIDEOLOGY

STOCK TRUST U/T/D 12/31/2013

By: /s/ Carol A. Either

Name: Carol A. Ethier

Title: Trustee

[Signature Page to Asset Purchase Agreement]

EXHIBIT A - Working Capital Certificate

EXHIBIT B - Escrow Agreement

EXHIBIT C - Bill of Sale

EXHIBIT D - Assignment and Assumption Agreement

EXHIBIT E - Intellectual Property Assignment